UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FOOT LOCKER, INC.
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# Foot Locker, Inc.

# 2020
## Proxy Statement

Foot Locker
Foot Locker
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Foot Locker, Inc. 2020 Proxy Statement

Elevate the
Customer Experience
Invest for
Long-Term Growth

Elevate the Customer Experience Invest for Long-Term Growth

Message from our Chairman and Chief Executive Officer

Our Response to COVID-19 The strength of Foot Locker, Inc. is our people, and I’m very proud of the way we’ve come together in the face of the COVID-19 pandemic—in our stores, offices, distribution centers, and call centers—to support our customers and one another. The health and safety of our customers, associates and their families, and suppliers is our top priority. We are taking all precautionary measures as directed by health authorities and local and national governments. Based on the escalation of the COVID-19 virus, and after careful consideration, we temporarily closed all stores across all of our banners in North America, EMEA, Malaysia, New Zealand, and Australia. In addition, we took key steps to help support and protect our associates globally and limit exposure, including implementing flexible work practices and increasing our cleaning protocol. We have established a special management committee that is taking the necessary precautionary measures to protect the health and safety of our associates as well as following the guidance provided by health authorities. COVID-19 is having a significant effect on overall economic conditions in the various geographic areas in which we have operations. We are actively monitoring global developments, and we will make additional decisions as needed to protect the health and safety of our team as well as the long-term success of our business. DEAR FELLOW SHAREHOLDERS: Looking back at 2019, we redefined our purpose to inspiring and empowering youth culture and began on our journey to achieving this vision at the heart of the sport and sneaker communities by leveraging our new customer connected strategic framework through five essential touchpoints—our Five Cs: Collections, Content, Community, Connectivity, and Convenience. We are executing against this framework to achieve our four strategic imperatives designed to differentiate our business and enable us to be a truly agile organization that can leverage new technologies and adapt quickly to customer and market changes. I am pleased to report that we are making progress executing against our strategic framework and laying the foundation for the long-term success of our business. • Strategic Imperatives. Everything we do starts with our customer. Our customer connected strategic framework is built on knowing, engaging, and serving our customers–wherever and however they want to interact with us–in store or online. By executing against this framework, we have made the following progress to achieve our four key strategic imperatives: Elevate the Customer Experience. Our customers are moving faster. They are connected to the greater world around them in unprecedented ways and empowered to find new fashion trends on the go from brands that speak to them personally. Against this backdrop, over the course of 2019, we made major strides in creating offerings and experiences that are compelling, relevant, and exclusive to Foot Locker. Our actions were well-received, as reflected in meaningful improvement across key metrics, including overall customer satisfaction, net promoter scores, and customer identification. We worked with our strategic partners to deliver compelling and unique product concepts, as well as up and coming brands. We continued the roll-out of our Power Store offense, with several new locations across domestic and international markets, and expanded our women’s business through enhanced spaces for her, elevated assortments, and community activations. We launched our new membership program, FLX, unifying all Foot Locker, Inc. banners under one easy-to-use loyalty platform. FLX members are rewarded for shopping and engaging with us. Invest for Long-Term Growth. We are making investments to further enhance our connections with our customers and give us access to new capabilities and regions. We continued to invest in our store fleet across our markets by opening new stores and remodeling or relocating existing stores. For example, we are capitalizing on the brand heritage of Foot Locker by strategically expanding our store footprint in Asia through the addition of new stores, and we now have a third-party distribution center in Asia, allowing us to source product directly from suppliers and operate more efficiently. We launched Greenhouse, our new in-house incubator which enables us to connect with exciting new brands and designers, and to develop new ideas and partnerships that are relevant to youth culture both today and in the future. In addition, our strategic minority investment in the youth culture e-commerce content platform NTWRK provides us with a unique channel to introduce product, generate excitement, and drive commercial success in our ecosystem.

Message from our Chairman and Chief Executive Officer

Drive Productivity. As we make these important investments in our business, we maintain a disciplined approach to capital allocation, including a continuous quest for improvement in our operating efficiency. In 2019, we made key investments in radio-frequency identification technology (RFID), inventory optimization, and supply chain. In addition, we are focused on taking advantage of data analytics and machine learning to ensure we are taking the right actions to continuously make us more relevant to our customers by offering more personalized experiences through improved product search on our digital channels, data-led campaigns, and other emerging technologies. We completed the roll-out of X-Store, our new point-of-sale software platform across our North American store fleet and most of our European markets.

Leverage the Power of our People. Our people remain a critical driver for our business. To that end, in 2019 we rolled-out “Lace Up,’ our new associate learning and communications platform. This interactive system provides us with the ability to engage, educate, and empower our more than 50,000 associates around the globe. As a result of these and other actions to develop our team and maintain an inclusive work environment, we are proud that Foot Locker was once again recognized as one of the Best Workplaces in Retail and for Diversity.

●

Board Refreshment. I want to thank Cheryl Nido Turpin who will be retiring from the Board following the 2020 Annual Meeting after serving for 19 years. Cheryl’s extensive retail and brand marketing experience has been an invaluable source of insights, and I can say for the Board and myself that she will be truly missed. We take a very intentional approach in considering new additions to our Board, ensuring that our directors’ experience, skills, qualifications, and independence meet the Board’s criteria. Consistent with this, I worked with the Governance Committee and our Lead Independent Director to conduct a director search in 2019 for potential director candidates, resulting in the Board welcoming two new independent directors, Darlene Nicosia and Tristan Walker. Darlene and Tristan each bring exceptional experience around the utilization of innovation and technology to drive change and deliver growth. We are fortunate to have them, and I look forward to working with them, and our entire Board.

The Notice of 2020 Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the 2020 Annual Meeting. Your vote is very important to us, so regardless of whether you attend the meeting, please vote your shares.

During this extraordinary time, we must all do our part to stop the spread of COVID-19 (Coronavirus). We are monitoring the developments related to the impact of COVID-19 on a daily basis. We intend to hold our 2020 Annual Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 pandemic. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in the Proxy Statement) or may decide to hold our 2020 Annual Meeting in a different location or partly or solely by means of virtual communications, if permitted by applicable law. If we decide to modify the structure of our annual meeting, we will announce the decision to do so in advance, and details on how to participate will be issued by press release (which will be filed with the U.S. Securities and Exchange Commission and available at footlocker.com/corp and proxyvote.com. Please retain the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials as you will need this number should we determine to allow for virtual attendance and you elect to participate. If we hold the 2020 Annual Meeting virtually, all shareholders will be afforded the same rights they would have had at a physical meeting, and our current intention would be to then revert to a physical meeting in 2021. We also encourage all shareholders to continue to review guidance from public health authorities as the time for our annual meeting approaches. I’d like to personally thank you for your continued commitment, support, and patience as we navigate this dynamic situation, which is affecting our lives in ways we never thought possible. Foot Locker, Inc. remains resilient and strong, and we’re definitely in this together.

All of us at Foot Locker appreciate your investment and continued support as we work to execute our strategies and achieve our long-term objectives. We are proud of what we accomplished in 2019, but we are just getting started on our new journey to inspire and empower youth culture. As we look ahead, we are optimistic about Foot Locker’s future. I look forward to sharing our success with each of you at the 2020 Annual Meeting.

Sincerely,

RICHARD A. JOHNSON
Chairman and Chief Executive Officer

Learn more about the Board’s highlights from 2019 from our Lead Independent Director » See Page 16

Notice of 2020 Annual Meeting of Shareholders

330 WEST 34TH STREET NEW YORK, NEW YORK 10001
Date and Time May 20, 2020 at 9:00 a.m., Eastern Daylight Time (“EDT”)
Location NYC33, 125 West 33rd Street, New York, New York 10001
Record Date Shareholders of record as of March 23, 2020 can vote at this meeting

Items of Business
Proposal		Board’s Voting Recommendation	Vote Required to Approve
Item 1	Elect eleven members to the Board of Directors (the “Board”) to serve for one-year terms	✓ FOR each nominee	Majority of Votes Cast by Shareholders
Item 2	Approve, on an advisory basis, our named executive officers’ (“NEOs”) compensation	✓ FOR	Majority of Votes Cast by Shareholders
Item 3	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year	✓ FOR	Majority of Votes Cast by Shareholders
Transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting

We are monitoring the developments related to the impact of COVID-19 (Coronavirus) on a daily basis. We intend to hold our 2020 Annual Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 pandemic. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in this Proxy Statement) or may decide to hold our 2020 Annual Meeting in a different location or partly or solely by means of virtual communications, if permitted by applicable law. If we decide to modify the structure of our annual meeting, we will announce the decision to do so in advance, and details on how to participate will be issued by press release (which will be filed with the U.S. Securities and Exchange Commission (“SEC”)) and available at footlocker.com/corp and proxyvote.com. Please retain the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials as you will need this number should we determine to allow for virtual attendance and you elect to participate. If we hold the 2020 Annual Meeting virtually, all shareholders will be afforded the same rights they would have had at a physical meeting, and our current intention would be to then revert to a physical meeting in 2021. We also encourage all shareholders to continue to review guidance from public health authorities as the time for our annual meeting approaches.

Proxy Voting

You may vote using any of the following methods:

Telephone

If you are located within the United States or Canada, you may vote your shares by calling 800-690-6903 and following the recorded instructions. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 19, 2020. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form.

Scanning

You may scan the QR Code provided to you to vote your shares through the internet with your mobile device. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 19, 2020. You will be able to confirm that the system has properly recorded your vote. If you scan your QR code to vote, you do NOT need to return a proxy card or voting instruction form.

Ballot

You may vote by ballot at the 2020 Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. If you plan to vote by ballot at the 2020 Annual Meeting, you do NOT need to return a proxy card or voting instruction form.

Internet

You may vote your shares through the internet at proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 19, 2020. You will be able to confirm that the system has properly recorded your vote. If you vote via the internet, you do NOT need to return a proxy card or voting instruction form.

Mail

If you received printed copies of the proxy materials by mail, you may vote by mail. Simply mark your proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope that we included with your materials.

App

You may vote your shares by using the ProxyVote app. Download the app from the App Store or Google Play, scan or enter your control number, and vote. App voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 19, 2020. You will be able to confirm that the system has properly recorded your vote. If you vote using the app, you do NOT need to return a proxy card or voting instruction form.

All shares that have been properly voted and not revoked will be voted at the 2020 Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board. Your vote is very important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting to be Held on May 20, 2020

The Company’s Proxy Statement and 2019 Annual Report on Form 10-K are available at materials.proxyvote.com/344849.

April 9, 2020

SHEILAGH M. CLARKE
Senior Vice President, General Counsel and Secretary

Table of Contents

1	Proxy Statement Summary

5	Proposal 1: Election of Directors
5	General
5	Nominees
6	Director Qualifications
8	Summary of Director Qualifications and Experience and Demographic Matrix

16	Corporate Governance
16	Note from our Lead Independent Director
17	Our Board of Directors
22	Our Board’s Oversight of Our Business
24	Shareholder Engagement and Voting

27	Corporate Social Responsibility

30	Board of Directors
30	Committees of the Board
32	Director Compensation
35	Directors and Officers Indemnification and Insurance

36	Proposal 2: Advisory Approval of Executive Compensation

37	Executive Compensation
37	Compensation Discussion and Analysis
51	Compensation Committee Report
51	Compensation Committee Interlocks and Insider Participation
51	Compensation and Risk
52	Summary Compensation Table
55	Employment Agreements

56	Grants of Plan-Based Awards Table
59	Outstanding Equity Awards at Fiscal Year-End
62	Option Exercises and Stock Vested
63	Pension Benefits
64	Defined Benefit Retirement Plans
66	Potential Payments Upon Termination or Change in Control
69	CEO Pay Ratio

70	Equity Compensation Plan Information

71	Proposal 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm
72	Audit and Non-Audit Fees
72	Audit Committee Preapproval Policies and Procedures
73	Audit Committee Report

74	Beneficial Ownership of the Company’s Stock
74	Directors and Executive Officers
75	Persons Owning More Than Five-Percent of the Company’s Common Stock

76	Deadlines and Procedures for Nominations and Shareholder Proposals
76	Proposals for Inclusion in our 2021 Proxy Materials
76	Director Nominations for Inclusion in our 2021 Proxy Materials (Proxy Access)
76	Other Proposals or Nominations for the 2021 Annual Meeting

77	Questions and Answers about the 2020 Annual Meeting and Voting

Proxy Statement Summary

Proxies are being solicited by the Board of Directors of Foot Locker, Inc. (NYSE: FL) (“Foot Locker,” the “Company,” “we,” “our,” or “us”) to be voted at our 2020 Annual Meeting. As this is a summary of our Proxy Statement, please refer to the complete Proxy Statement for more complete information.

Annual Meeting of Shareholders 2020

Date and Time May 20, 2020 at 9:00 a.m. EDT	Location NYC33, 125 West 33rd Street, New York, New York 10001	Record Date March 23, 2020

1 Elect eleven members to the Board to serve for one-year terms FOR each nominee » Page 5 2 Approve, on an advisory basis, our NEOs’ compensation FOR » Page 36 3 Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year FOR » Page 71

On or about April 9, 2020, we started mailing a Notice Regarding the Internet Availability of Proxy Materials to our shareholders.

2020 Proxy Statement	1

Proxy Statement Summary Director Nominees Eleven directors are standing for election at the 2020 Annual Meeting for one-year terms. Cheryl Nido Turpin will be retiring from the Board when her term expires at the conclusion of the 2020 Annual Meeting in accordance with the retirement policy for directors. The table below provides summary information about each of the nominees for director. See pages 8 through 15 for additional information about each nominee and pages 30 through 31 for additional information about the Committees of the Board. Tenure 6 Median 0-4 years 4 5-12 years 4 >13 years 3 Directors with varied tenure contribute to a range of perspectives and ensure we transition knowledge and experience from longer-serving members to those newer to our Board. We have a good mix of new and longer-serving directors. Age 64 Median 35-59 4 62-69 6 >71 1 Attendance 98% Over 98% Attendance of Directors at Board and Committee Meetings in 2019 Dona D. Young A G E Lead Independent Director Retired Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc. Age: 66 Director Since: 2001 Other Public Company Boards: Aegon N.V. Tristan Walker F G Independent Founder and Chief Executive Officer of Walker & Company Brands Inc. Age: 35 Director Since: 2020 Kimberly Underhill C F E Independent President, North America Consumer of Kimberly-Clark Corporation Age: 55 Director Since: 2016 Ulice Payne, Jr. A G Independent President and Managing Member of Addison-Clifton, LLC Age: 64 Director Since: 2016 Other Public Company Boards: ManpowerGroup Inc. WEC Energy Group, Inc. Steven Oakland C G E Independent Chief Executive Officer and President of TreeHouse Foods, Inc. Age: 59 Director Since: 2014 Other Public Company Boards: TreeHouse Foods, Inc Darlene Nicosia A C Independent President of the Canada Business Unit of The Coca-Cola Company Age: 52 Director Since: 2020 Independence 11 10 out of 11 director nominees are independent. All director nominees are independent, except the CEO Refreshment 5 New Directors Added Over Past Six Years As of Annual Meeting, 4 Directors Will Have Retired Over Past Six Years Foot Locker Policy: Retirement Age 72 Proxy Statement Summary Committees A Audit C Compensati on F Finance G Governance E Executive Committee Chair Richard A. Johnson E Chairman, President and Chief Executive Officer of Foot Locker, Inc. Age: 62 Director Since: 2014 Other Public Company Boards: H&R Block Inc. Maxine Clark C F Independent Founder, Retired Chairman and Chief Executive Bear of Build-A-Bear Workshop, Inc. Age: 71 Director Since: 2013 Other Public Company Boards: Build-A-Bear Workshop, Inc. Alan D. Feldman C F Independent Retired Chairman, President and Chief Executive Officer of Midas, Inc. Age: 68 Director Since: 2005 Other Public Company Boards: GNC Holdings, Inc. John Bean Technologies Corporation Guillermo G. Marmol A F E Independent President of Marmol & Associates Age: 67 Director Since: 2011 Matthew M. McKenna A F E Independent General Partner of Open Prairie Rural Opportunities, L.P.; Executive in Residence of Georgetown University, McDonough School of Business Age: 69 Director Since: 2006 Diversity The majority of the director nominees are women or ethnically diverse 63% Our director nominees represent a range of backgrounds and experience. Our Nominating and Corporate Governance Committee (the “Governance Committee”) is focused on ensuring continued diversity on the Board—in terms of gender, age, ethnicity, skills, business experience, service on our Board and the boards of other organizations, and viewpoints— during refreshment activities by requiring that candidate pools include diverse individuals meeting the recruitment criteria. 4 Women 2 African American 1 Hispanic 2020 Proxy Statement 3

Proxy Statement Summary

Recognition

Winner of NACD NXT Recognition Award for Board Diversity	Ranked No. 4 Forbes’ 50 Most Engaged Customer List	Ranked Top 50 Top-Rated Workplace

Named for 100 Best Workplaces for Diversity	Named Best Workplaces for Diversity	Named Best Workplaces in Retail	Named Best Workplaces in New York

Fiscal 2019 Results

We built positive momentum and improved our financial results in 2019. Highlights include the following:

*   A reconciliation to GAAP is provided beginning on page 18 of our 2019 Annual Report on Form 10-K.

4	Foot Locker, Inc.

General

There are currently 12 directors on our Board. Cheryl Nido Turpin will be retiring when her term expires at the conclusion of the 2020 Annual Meeting, and the Board has fixed the number of directors at 11 effective at such time. All current directors other than Ms. Turpin are standing for election for a one-year term at this meeting.

We have refreshed our Board over the past six years, as five highly-qualified directors were added to the Board and, as of the 2020 Annual Meeting, four directors will have retired during that time period. We believe that the Board possesses the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business and Board experience, and viewpoints.

Nominees

Our Governance Committee is responsible for recommending director candidates to fill current and anticipated Board vacancies. The Governance Committee identifies and evaluates potential candidates from recommendations from the Company’s directors, management, shareholders, and other outside sources, including professional search firms. In evaluating proposed candidates, the Governance Committee may review their résumés, obtain references, and conduct personal interviews. The Governance Committee considers, among other factors, the Board’s current and future needs for specific skills and the candidate’s experience, leadership qualities, integrity, diversity, ability to exercise judgment, independence, and ability to make the appropriate time commitment to the Board. The Governance Committee strives to ensure the Board has a rich mix of relevant skills and experiences to address the Company’s needs by our strategic plan.

During 2019, the Governance Committee conducted a director search for potential director candidates whose experience, skills, qualifications, and independence met the criteria it previously established, and the Governance Committee reviewed its findings with the Board. In conducting its search, the Governance Committee collected names of potential candidates from existing Foot Locker directors and engaged Korn Ferry, a third-party search firm, to identify and recruit qualified candidates. After reviewing the qualifications of the potential pool of candidates and narrowing the field to a handful of candidates, our Chairman, Lead Independent Director, and Governance Committee Chair each interviewed the candidates. Based on the Governance Committee’s review, the candidates’ résumés, and the other directors’ interviews with the candidates, the Governance Committee recommended and the Board approved the election of Darlene Nicosia and Tristan Walker, both of whom were identified by Korn Ferry.

Maxine Clark, Alan D. Feldman, Richard A. Johnson, Guillermo G. Marmol, Matthew M. McKenna, Darlene Nicosia, Steven Oakland, Ulice Payne, Jr., Kimberly Underhill, Tristan Walker, and Dona D. Young will be considered for election as directors to serve for one-year terms expiring at the 2021 Annual Meeting. Each nominee has been nominated by the Board for election and has consented to serve. If, prior to the 2020 Annual Meeting, any nominee is unable to serve, then the persons designated as proxies for this meeting (Sheilagh M. Clarke, John A. Maurer, and Lauren B. Peters) will have full discretion to vote for another person to serve as a director in place of that nominee, or the Board may reduce the size of the Board.

2020 Proxy Statement	5

Proposal 1: Election of Directors

 Director Qualifications

The Governance Committee reviewed and updated the director skill-set matrix in light of the Company’s long-term strategic plan and evaluated the directors’ skills, experience, and qualifications under the updated matrix, which is shown on pages 8 through 9.

The Board, acting through the Governance Committee, considers its members, including those directors being nominated for reelection to the Board at the 2020 Annual Meeting, to be highly qualified for service on the Board due to a variety of factors reflected in each director’s education, areas of expertise, and experience serving on the boards of directors of other organizations during the past five years. Generally, the Board seeks individuals with broad-based experience and the background, judgment, independence, and integrity to represent the shareholders in overseeing the Company’s management in their operation of the business. Within this framework, specific items relevant to the Board’s determination for each director are listed in each director’s biographical information beginning on page 10. The ages shown are as of April 9, 2020. There are no family relationships among our directors or executive officers.

6	Foot Locker, Inc.

Intentionally Left Blank

2020 Proxy Statement	7

Proposal 1: Election of Directors Summary of Director Qualifications and Experience and Demographic Matrix We believe that our slate of director nominees possesses the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business and Board experience, and viewpoints. We have refreshed our Board over the past six years, as five highly-qualified directors were added to the Board and, as of the 2020 Annual Meeting, four directors will have retired during that time period. Knowledge, Skills, and Experience Clark Feldman Johnson Marmol McKenna Nicosia Oakland Payne Underhill Walker Young Leadership Chief Executive experience is important because directors who have served as CEOs of public or substantial privately-held or non-profit companies have experience working, communicating, and engaging with a variety of important stakeholder groups, including shareholders, bondholders, and investment analysts Strategy Broad-Based Business expertise provides a depth of experience to leverage in evaluating issues, and making business judgments Digital and Channel Connectivity experience is important to the Company as we build a more powerful digital experience for our customers Public Service experience is relevant to the Company as it is affected by government actions Information Security experience is relevant given the importance of protecting both the Company’s and our customers’ information International experience is important in understanding and reviewing our business and strategy outside of the United States, particularly in Europe and Asia Retail, Brand Marketing, and Social Media experience gives directors an understanding of assessing, developing, and implementing our marketing and customer engagement strategies Strategic Investments experience is important in evaluating our financial statements and investment strategy Strategic Planning and Analysis experience provides a practical understanding of assessing, developing, and implementing the metrics of our long-term financial objectives and strategic priorities Supply Chain experience is important to understand the omni-channel commerce distribution model with multiple fulfilment points to serve the customer Technology and Systems experience is important given the importance of technology to the retail marketplace, our internal operations, and our customer engagement initiatives Youth Culture / Target Market experience is important to understand our business and strategy as our brands keenly focus on their target customers, particularly youth culture 8 Footlocker, Inc. Each director is individually qualified to make unique and substantial contributions. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. This blend of qualifications, attributes, and tenure results in highly effective leadership. Clark Feldman Johnson Marmol McKenna Nicosia Oakland Payne Underhill Walker Young Governance Accounting or Financial expertise gained from experience as a CEO, audit professional, or finance executive is important because it assists our directors in understanding and overseeing our financial reporting and internal controls Business Development / Mergers and Acquisitions experience is important because it helps in assessing potential growth opportunities Environmental, Social, and Governance experience is important because it supports our goals of strong Board and management accountability, transparency, and protection of shareholder interests, including corporate social responsibility Risk Management experience is helpful to the Board’s role in overseeing strategic, financial, and execution risks and exposures; any major litigation and other matters that may present material risk to our operations, plans, prospects, or reputation (including those related to human capital management, supply chain, and environmental sustainability); significant acquisitions and divestitures; and senior management succession planning Demographic Background Board Tenure (Year Joined) ‘13 ‘05 ‘14 ‘11 ‘06 ‘20 ‘14 ‘16 ‘16 ‘20 ‘01 Years 7 15 6 9 14 0.5 6 4 4 0.5 19 Gender Male Female Age (at April 9, 2020) Years old 71 68 62 67 69 52 59 64 55 35 66 Race/Ethnicity African American Hispanic White Number of Other Public Company Boards 1 2 1 — — — 1 2 — — 1 2020 Proxy Statement 9

Proposal 1: Election of Directors

Maxine Clark

Independent Director Age: 71 Director since: 2013	Committees: Compensation, Finance Skills and Qualifications:

Professional Experience

Build-A-Bear Workshop, Inc. (retail merchants)

●   Consultant, June 2013 to January 2014

●   Founder and Chief Executive Bear, October 1997 to June 2013

●   Chairman, April 2000 to November 2011

Clark-Fox Family Foundation

●   Chief Executive Officer, since 2004

The Delmar DivINe (real estate initiative for community development in St. Louis)

●   Chief Inspirator, since May 2015

Prosper Women’s Capital (organization focused on advancing female entrepreneurs)

●   Managing Partner, since December 2014

Washington University in St. Louis, John M. Olin School of Business

●   Executive in Residence, since September 2014

Director Qualifications

Ms. Clark has extensive experience in both domestic and international retailing, including founding and leading Build-A-Bear Workshop, serving as President of Payless ShoeSource, Inc., and serving for 19 years as an executive of The May Department Stores Company. She adds significant experience to our Board in strategic planning, real estate, digital technology, and marketing. Her retail and business background, as well as her financial expertise, are particularly useful for her service as a member of the Finance and Investment Oversight Committee (the “Finance Committee”).

Other Directorships

Ms. Clark is a director of another public company, Build-A-Bear Workshop, Inc. She serves as chairwoman of the St. Louis Regional Educational and Public Television Commission (KETC/-Channel 9 Public Television) and as a director of each of PBS, the Barnes-Jewish Hospital in St. Louis, the Goldfarb School of Nursing at Barnes-Jewish College, New America (non-partisan think tank), and Washington University in St. Louis Board of Trustees. She was previously a director of Gymboree Corp. from November 2014 to September 2017 and a trustee of the International Council of Shopping Centers.

Alan D. Feldman

Independent Director Age: 68 Director since: 2005	Committees: Compensation, Finance Skills and Qualifications:

Professional Experience

Midas, Inc. (automotive repair and maintenance services)

●   Chairman, President and Chief Executive Officer, May 2006 to April 2012

●   President and Chief Executive Officer, January 2003 to April 2006

Director Qualifications

Mr. Feldman is a recognized business leader with a broad base of experience in franchised retail operations, brand management, and customer relations. He previously served as Chairman, President and Chief Executive Officer of Midas, Inc. Mr. Feldman previously served as an executive of PepsiCo, Inc., Pizza Hut, Inc., and McDonald’s Corporation. Mr. Feldman’s leadership skills, retail knowledge, financial expertise, and executive experience provide particularly useful background for his service as a member of the Finance Committee and the Compensation and Management Resources Committee (the “Compensation Committee”).

Other Directorships

Mr. Feldman is a director of two other public companies, GNC Holdings, Inc. since June 2013, and John Bean Technologies Corporation since July 2008, and he also serves as the Chair of the Foundation Board of the University of Illinois since September 2012. He was a director of Midas, Inc. from January 2003 to April 2012.

10	Foot Locker, Inc.

Proposal 1: Election of Directors

Richard A. Johnson

	Chairman, President and Chief Executive Officer Age: 62 Director since: 2014	Committees: Executive (Chair) Skills and Qualifications:
Professional Experience Foot Locker, Inc. ● Chairman, since May 2016 ● President and Chief Executive Officer, since December 2014

Director Qualifications

Mr. Johnson has extensive experience as a retail company executive, including 23 years at the Company. He serves as our Chairman, President and Chief Executive Officer. Mr. Johnson has led almost all of the Company’s major businesses in the United States, International, and Direct-to-Customer and has extensive knowledge of all facets of the Company’s business. He has played an integral role in developing and executing the Company’s strategic plans.

Other Directorships

Mr. Johnson has been a director of H&R Block Inc. since September 2015, serving on its audit and compensation committees, and was previously a director of Maidenform Brands, Inc. from January 2013 to October 2013. Mr. Johnson is also a director of the Retail Industry Leaders Association (RILA) and the Footwear Distributors and Retailers of America (FDRA) and serves on the University of Wisconsin—Eau Claire, National Leadership Council.

Guillermo G. Marmol

Independent Director Age: 67 Director since: 2011	Committees: Audit (Chair), Finance, Executive Skills and Qualifications:

Professional Experience

Marmol & Associates (consulting firm that provides advisory services and investment capital to early stage technology companies)

●   President, since March 2007 and from October 2000 to May 2003

Electronic Data Systems Corporation (global technology services company)

●   Division Vice President, June 2003 to February 2007

Luminant Worldwide Corporation (internet professional services company)

●   Director and Chief Executive Officer, July 1998 to October 2000

Director Qualifications

Mr. Marmol has a significant background in information technology and systems, which continues to be highly important to the Company as we enhance our technology and systems and build a more powerful digital business to connect with our customers. Through his long tenure as a management consultant focusing on strategic analysis and business processes, he brings valuable knowledge and expertise to his service on the Board, as Audit Committee Chair and as a member on the Finance Committee.

Other Directorships

Mr. Marmol is a director of Morae Global Corporation, and he is a member of the Board of Trustees and Finance Committee Chair of the Center for a Free Cuba. Mr. Marmol was a director of Vitamin Shoppe, Inc. from February 2016 to December 2019, Information Services Group, Inc. from March 2012 to April 2013, KERA/KXT North Texas Public Broadcasting Inc., and Principal Solar Inc.

2020 Proxy Statement	11

Proposal 1: Election of Directors

Matthew M. McKenna

Independent Director Age: 69 Director since: 2006	Committees: Audit, Finance (Chair), Executive Skills and Qualifications:

Professional Experience

Open Prairie Rural Opportunities Fund, L.P. (private equity fund)

●   General Partner, since April 2018

Georgetown University’s McDonough School of Business

●   Executive in Residence, since February 2017

U.S. Secretary of Agriculture

●   Senior Advisor, July 2013 to January 2017

Keep America Beautiful, Inc. (non-profit community improvement and educational organization)

●   President and Chief Executive Officer, January 2008 to June 2013

PepsiCo, Inc. (global snack and beverage company)

●   Senior Vice President of Finance, August 2001 to December 2007

Fordham University School of Law

●   Adjunct professor

Director Qualifications

Mr. McKenna has extensive financial, tax, and legal expertise, having served as a partner at an international law firm in New York City, a senior financial officer of PepsiCo, Inc., and a general partner of a private equity fund, which is useful for his service as Finance Committee Chair and as a member of the Audit Committee. The Board has determined that Mr. McKenna qualifies as an “audit committee financial expert,” as defined by the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Mr. McKenna has government experience based on his experience as Senior Advisor to the U.S. Secretary of Agriculture. He also brings the perspective of the non-profit sector from his previous positions as President and Chief Executive Officer of Keep America Beautiful, Inc. and Chairman of Ignatian Volunteer Corps., as well as his current positions as Executive in Residence of Georgetown University and adjunct professor at Fordham University.

Other Directorships

Mr. McKenna serves on the board of Green Dot Bioplastics LLC (bioscience social enterprise and full-service bioplastics company). Mr. McKenna was a director of PepsiAmericas, Inc. from 2001 to 2010.

Darlene Nicosia

Independent Director Age: 52 Director since: 2020	Committees: Audit, Compensation Skills and Qualifications:

Professional Experience

The Coca-Cola Company (non-alcoholic beverage company)

●   President of the Canada Business Unit, since January 2019

●   Vice President, Commercial Product Supply, May 2016 to January 2019

●   Vice President and Chief Procurement Officer, March 2015 to May 2016

●   Vice President, Procurement Center of Excellence & Franchise Leader, May 2012 to March 2015

Director Qualifications

Ms. Nicosia is currently President of the Canada Business Unit of The Coca-Cola Company. Ms. Nicosia has spent much of her career at The Coca-Cola Company, serving in increasingly senior positions and working to build some of the world’s biggest brands with retailers and suppliers. She has extensive experience in global supply chain management, having served in increasingly senior supply chain roles at each of The Coca-Cola Company, Kraft Heinz Company, and PepsiCo Inc. She also has extensive brand marketing experience and has leveraged technology and innovative solutions to drive growth. Her expertise in global supply chain is very useful to our Board.

Other Directorships

Ms. Nicosia is a member of the Advisory Board of the Georgia Institute of Technology, Scheller College of Business.

12	Foot Locker, Inc.

Proposal 1: Election of Directors

Steven Oakland

Independent Director Age: 59 Director since: 2014	Committees: Compensation, Governance (Chair), Executive Skills and Qualifications:

Professional Experience

TreeHouse Foods, Inc. (manufacturer of packaged foods and beverages)

●   Chief Executive Officer and President, since March 2018

The J.M. Smucker Company (manufacturer of packaged foods and beverages)

●   Vice Chair and President, U.S. Food and Beverage, May 2016 to March 2018

●   President, Coffee and Foodservice, April 2015 to April 2016

●   President, International Food Service, May 2011 to March 2015

Director Qualifications

Mr. Oakland brings to our Board a broad-based business background and extensive experience in domestic and international consumer products operations, with particular strength in customer engagement, marketing, brand-building, and strategic planning. Mr. Oakland is actively involved in management resources issues and governance matters as the chief executive of a public company, providing him with relevant expertise as a member of the Compensation Committee and Governance Committee Chair. Mr. Oakland also has risk management, business development, and mergers and acquisitions experience.

Other Directorships

Mr. Oakland serves on the boards of TreeHouse Foods, Inc., a public packaged foods and beverage company, MTD Products, Inc., a privately-held manufacturing company, and Foster Farms, a privately-held poultry business.

Ulice Payne, Jr.

Independent Director Age: 64 Director since: 2016	Committees: Audit, Governance Skills and Qualifications:

Professional Experience

Addison-Clifton, LLC (global trade compliance advisory services provider)

●   President and Managing Member, since May 2004

Milwaukee Brewers Baseball Club

●   President and Chief Executive Officer, September 2002 to December 2003

Foley & Lardner, LLP (a Milwaukee-based law firm)

●   Managing Partner, 2001 to 2002

●   Partner, February 1998 to September 2002

State of Wisconsin

●   Commissioner of Securities, February 1985 to December 1987

Director Qualifications

Mr. Payne brings to our Board significant managerial, operational, financial, public service, and global experience as a result of the many senior positions he has held, including as President and Managing Member of Addison-Clifton, LLC, President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Managing Partner of Foley & Lardner, LLP, and the Wisconsin Commissioner of Securities. As Foot Locker is a global company, the Board also benefits from his broad experience in, and knowledge of, international business and global trade compliance. In addition, Mr. Payne’s past and present experience on the boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Other Directorships

Mr. Payne has served as a director of two other public companies, ManpowerGroup Inc. since October 2007 and WEC Energy Group, Inc. since January 2003, and he also sits on the board of the Wisconsin Conservatory of Music. He previously served as a director of Badger Meter, Inc. from February 2000 to April 2010, The Northwestern Mutual Life Insurance Company from January 2005 to May 2018, Midwest Air Group, Inc. from 1998 to 2007, and The Marcus Corporation from 1996 to 2000.

2020 Proxy Statement	13

Proposal 1: Election of Directors

Kimberly Underhill

Independent Director Age: 55 Director since: 2016	Committees: Compensation (Chair), Finance, Executive Skills and Qualifications:

Professional Experience

Kimberly-Clark Corporation (manufacturer of branded personal care, consumer tissue, and professional healthcare products)

●   President, North America Consumer, since May 2018

●   Global President of Kimberly-Clark Professional, April 2014 to May 2018

●   President, Consumer Europe, August 2011 to April 2014

Director Qualifications

Ms. Underhill brings to our Board a broad-based business background and extensive experience in domestic and international consumer products operations, with particular strength in marketing, brand-building, strategic planning, and international business development. Additionally, Ms. Underhill is actively involved in management resources issues as a senior executive of a public company, which provides relevant expertise to both our Compensation Committee, of which she is Chair, and Finance Committee, of which she is a member. Through her senior executive position at Kimberly-Clark, Ms. Underhill also has significant international and business development experience.

Other Directorships

Ms. Underhill is a member of the Board of Directors of the Network of Executive Women (women’s leadership organization serving retail and consumer goods industries).

Tristan Walker

	Independent Director Age: 35 Director since: 2020	Committees: Finance, Governance Skills and Qualifications:
Professional Experience Walker & Company Brands Inc. (manufacturer of health and beauty products for people of color) ● Founder and Chief Executive Officer, since April 2013

Director Qualifications

Mr. Walker is the Founder and Chief Executive Officer of Walker & Company Brands, a consumer products company committed to designing personal care solutions for people of color that was acquired by the Procter & Gamble Company in 2018. Prior to his founding Walker & Company Brands, Mr. Walker was an Entrepreneur in Residence at Andreessen Horowitz (venture capital firm) from June 2012 to April 2013 and oversaw strategic partnerships and monetization as Director of Business Development at Foursquare from August 2009 to June 2012. Mr. Walker’s brand marketing and technology experience are deeply connected to the mission of designing solutions for consumers while bridging the gap between technology product innovation and youth culture. Mr. Walker understands how to utilize innovation and technology to drive change and deliver growth. His work at the intersection of technology and the consumer experience make a great addition to our Board.

Other Directorships

Mr. Walker co-founded and served as Chairman of the Board of CODE2040 to January 2020, which matches high-performing Black and Latino software engineering students and graduates with technology firms and start-ups.

14	Foot Locker, Inc.

Proposal 1: Election of Directors

Dona D. Young

Lead Independent Director Age: 66 Director since: 2001	Committees: Audit, Governance, Executive Skills and Qualifications:

Professional Experience

Independent consultant (specializing in corporate social responsibility, corporate governance, and CEO coaching and counseling)

The Phoenix Companies, Inc. (an insurance and asset management company)

●   Chairman, President and Chief Executive Officer, April 2003 to April 2009

Director Qualifications

Ms. Young brings significant financial, governance, and legal experience to our Board. Her prior service as General Counsel, and later Chief Executive Officer, of The Phoenix Companies, Inc. exposed her to a number of areas, including financial reporting, leadership and talent development, and risk management. She also has extensive transactional experience, including mergers and acquisitions, divestitures, spin-offs, and restructurings. Ms. Young’s leadership skills and broad corporate governance experience concerning board succession planning, board composition, and executive leadership, are useful for her service as Lead Independent Director and a member of both the Governance Committee and the Audit Committee. Ms. Young is a faculty member of the NACD Board Advisory Services, was named to the NACD Directorship 100 for 2015, and has been an NACD Board Leadership Fellow since 2013. She was a 2012 Advanced Leadership Fellow at Harvard University. Ms. Young completed the NACD Cyber-Risk Oversight Program and earned a CERT Certificate in Cybersecurity Oversight conferred by Carnegie Mellon University.

Other Directorships

Ms. Young serves as a member of the Supervisory Board, Risk Committee Chair, and a member of the Nominating and Governance Committee and Audit Committee of Aegon N.V. (multinational life insurance, pension, and asset management company). She is also a director of the National Association of Corporate Directors (NACD), a director of Spahn & Rose Lumber Co., a director and Audit Committee Chair of Save the Children US, and a director of Save the Children International and Save the Children Association (each a non-profit organization), and a trustee of Saint James School in Saint James, Maryland. She has previously served as a director of The Phoenix Companies, Inc., Wachovia Corporation, Sonoco Products Company, and Wittenberg University in Springfield, Ohio.

2020 Proxy Statement	15

Note from our Lead Independent Director

Our Board consists of individuals from a diverse range of backgrounds—in terms of gender, age, ethnicity, skills, and business and Board experience—with an equally diverse range of perspectives. What we share is a common desire to support management in achieving the Company’s purpose to inspire and empower youth culture. In pursuit of this purpose, the Board is pleased to share with you some highlights of our work during the past year:

●	Partnership with Management. The Board looks forward to continuing to support the Company along its journey to realize its vision at the heart of the sport and sneaker communities. For this reason, when it comes to strategy, our role as a Board is to look beyond “the here and now” and focus on the future. How we engage with management to achieve the Company’s long-term strategy, and review both short- and long-term results, is crucial to this task. The Board believes that, particularly because the positions of Chairman and Chief Executive Officer are combined, the role of a lead independent director is critical. As Lead Independent Director, in addition to the responsibilities listed under Our Board of Directors—Lead Independent Director on page 19, I meet regularly with the Chief Executive Officer and members of his leadership team, visit various stores and facilities, and participate in selected Company events. The committee chairs also regularly engage with management regarding the work of their committees. In addition, while regular meetings with the Chief Executive Officer and other members of senior management are essential to what we do, Board visits to stores across all banners continually prove every bit as illuminating, offering a “front line” rather than purely a “board room” perspective. These visits present opportunities to witness how the Company is embracing its latest investments in digital technologies and data analytics and engaging with the people executing these initiatives designed to adapt quickly to customer and market changes. Our Board prioritizes this level of engagement across the organization.

●	Shareholder Engagement. As a Board, one of our priorities is listening to, and considering the views of, our shareholders. We accomplish this through a robust outreach and engagement program, which we extended in 2019. These meetings provide an important platform to receive feedback from investors. This engagement program promotes transparency between the Board and our shareholders and helps build informed and productive relationships. As Lead Independent Director, I participate in these meetings on behalf of the Board and share the feedback gained from these meetings with the full Board and the Governance Committee, as well as compensation-specific feedback with the Compensation Committee, and, as a result of the feedback, enhancements have been made to this proxy statement to further improve transparency.

●	Culture. The Board recognizes the importance of doing business the right way. The Board works with the Chief Executive Officer to set and communicate the appropriate ethical “tone” for the Company because the Board believes that associates’ decisions are significantly influenced by an organization’s culture. To help us monitor the engagement of our global workforce, members of our Board meet throughout the year with senior leaders and those on the front lines who have direct customer contact. The Company maintains a robust ethics and compliance program. We also assess associate engagement surveys, associate turnover, and Code of Business Conduct hotline calls to ensure that goals and performance are both reasonable and aligned. In 2019, I co-presented a segment along with our lead audit partner at KPMG at our annual financial controls conference related to our “Culture” to further this mission.

●	Corporate Social Responsibility. Our global corporate social responsibility (“CSR”) efforts remain an integral part of how we manage the business, interact with the communities where we work and live, create an inclusive and diverse workplace and culture, and sustain value by making decisions that are good for the environment. The Board is actively engaged in the oversight of the Company’s CSR strategy and this message is a key topic during each shareholder engagement meeting. Our commitment to CSR is fundamental to our business and corporate philosophy and serves as the foundation of our long-term success. For additional information regarding our CSR efforts and Board oversight, see Corporate Social Responsibility beginning on page 27, where we detail our various endeavors around these important issues.

The Board is impressed with how the Company puts customers first in all that it does. The Company can only do so because of the dedication and expertise of its people. I would, therefore, like to say a big “thank you” on behalf of the Board to the Company’s entire team across all banners and geographies. The Board looks forward to working with management in the year ahead to help them meet their targets and achieve the Company’s purpose to inspire and empower youth culture.

Corporate Governance

Our Board of Directors

Directors’ Independence

A director is not considered independent under New York Stock Exchange (“NYSE”) rules if they have a material relationship with the Company that would impair their independence. In addition to the independence criteria established by the NYSE, the Board has adopted categorical standards to assist it in making its independence determinations regarding individual directors. These categorical standards are contained in the Corporate Governance Guidelines, which are posted on the Company’s corporate website at footlocker.com/corp.

The Board has determined that the following categories of relationships are immaterial for purposes of determining whether a director is independent under the NYSE listing standards:

Categorical Relationship	Description
Investment Relationships with the Company	A director and any family member may own equities or other securities of the Company.
Relationships with Other Business Entities	A director and any family member may be a director, employee (other than an executive officer), or beneficial owner of less than 10% of the shares of a business entity with which the Company does business, provided that the aggregate amount involved in a fiscal year does not exceed the greater of $1 million or 2% of either that entity’s or the Company’s annual consolidated gross revenue.
Relationships with Not-for-Profit Entities	A director and any family member may be a director or employee (other than an executive officer or the equivalent) of a not-for-profit organization to which the Company (including the Foot Locker Foundation) makes contributions, provided that the aggregate amount of the Company’s contributions in any fiscal year do not exceed the greater of $1 million or 2% of the not-for-profit entity’s total annual receipts.

2020 Proxy Statement	17

Corporate Governance

We individually inquire of each of our directors and executive officers about any transactions in which the Company and any of these related persons or their immediate family members are participants. We also make inquiries within the Company’s records for information on any of these kinds of transactions. Once we gather the information, we then review all relationships and transactions of which we are aware in which the Company and any of our directors, executive officers, their immediate family members or five-percent shareholders are participants to determine, based on the facts and circumstances, whether the related persons have a direct or indirect material interest. The General Counsel’s office coordinates the related person transaction review process. The Governance Committee reviews any reported transactions involving directors and their immediate family members in making its recommendation to the Board on the independence of the directors. In approving, ratifying, or rejecting a related person transaction, the Governance Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to the Company. The Company’s written policies and procedures for related person transactions are included within both the Corporate Governance Guidelines and the Code of Business Conduct. There were no related person transactions in 2019.

The Board, upon the recommendation of the Governance Committee, has determined that the following directors are independent under NYSE rules because they have no material relationship with the Company that would impair their independence:

In making its independence determination, the Board reviewed recommendations of the Governance Committee and considered Ms. Young and Mr. Payne’s relationships as directors of companies with which we do business. The Board has determined that these relationships meet the categorical standard for Relationships with Other Business Entities and are immaterial with respect to determining independence.

The Board has determined that all members of the Audit Committee, the Compensation Committee, the Finance Committee, and the Governance Committee are independent as defined under the NYSE listing standards and the director independence standards adopted by the Board.

18	Foot Locker, Inc.

Corporate Governance

Board Leadership Structure

Our Board evaluates, from time to time as appropriate, whether the same person should serve as Chairman and Chief Executive Officer, or whether the positions should be held by different persons, in light of all relevant facts and circumstances and what it considers to be in the best interests of the Company and our shareholders. Since May 2016, the positions of Chairman and Chief Executive Officer have been held by Richard A. Johnson, with Dona D. Young serving as independent Lead Independent Director. The Board has utilized various leadership structures since 2010, as shown below:

Lead Independent Director

The Board believes that, particularly because the positions of Chairman and Chief Executive Officer are held by the same person, the appointment of an independent lead independent director is appropriate.

The Lead Independent Director’s responsibilities include:

●	presiding at executive sessions of the independent directors, and Board meetings at which the Chairman is absent;

●	attending meetings of each of the Board committees;

●	encouraging and facilitating active participation by, and communication among, all directors;

●	serving as the liaison between the independent directors and the Chairman;

●	approving Board meeting agendas and schedules after conferring with the Chairman and other members of the Board, as appropriate, and adding agenda items in her discretion;

●	having the authority to call meetings of the independent directors;

●	leading the Board’s annual performance evaluation of the Chief Executive Officer;

●	being available to advise the Chairman and the committee chairs in fulfilling their designated roles and responsibilities; and

●	performing such other functions as the Board or other directors may request.

The Board periodically considers the rotation of the Lead Independent Director, taking into account experience, continuity of leadership, and the best interests of the Company.

Dona D. Young currently serves as the Lead Independent Director. The Board believes that Ms. Young is well suited to serve as Lead Independent Director, given her business, financial, and governance background, as well as her experience serving on our Board.

2020 Proxy Statement	19

Corporate Governance

Director On-Boarding

We have an on-boarding program for new directors that is intended to educate a new director on the Company and the Board’s practices. During the first year of the director’s service, the newly-elected director meets with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer, General Counsel and Secretary, and other members of senior management, to review the Company’s business operations, financial matters, strategy, investor relations, risk management, corporate governance, composition of the Board and its committees, and succession and development plans. Additionally, they visit our stores near the Company’s New York headquarters, and elsewhere, with senior management for an introduction to store operations. During this first year, new directors periodically meet with the Lead Independent Director and with the committee chairs for an immersion into the work of the committees. As part of the on-boarding process, we assign a Board mentor to each new director in addition to the Lead Independent Director.

The second phase of the on-boarding program commences approximately 18 months after the director joins the Board and is specifically tailored to the individual director, taking into consideration their experience as a director of other public companies, the committees of our Board on which they serve, and areas of our business and strategy that the director would like to explore more thoroughly with management. For example, during this second phase of the program, directors participate in enhanced discussions in the areas of customer data, retail accounting and operations, and risk management, and meet with key talent. Regular check-ins with the Lead Independent Director continue throughout the on-boarding program.

Director Continuing Education

Director education is an ongoing process, which begins when a director joins our Board. We host regular Board and Committee presentations, roundtables, and communications presented by management and outside speakers to help to keep directors appropriately apprised of key developments in our businesses and in our industry, so that they can effectively carry out their oversight responsibilities. We also encourage all directors to attend other continuing education programs to maintain their expertise and provide feedback to the other directors on these programs. Our directors have attended a variety of industry conferences and events hosted by universities, trade groups, law firms, accounting firms, and other advisory service firms for continuing education programs on a variety of topics, including corporate governance, legal, risk management, customer data, finance, retail accounting, and strategy.

Mandatory Resignation or Retirement

The Board has established a policy whereby a non-employee director is required to advise the Governance Committee Chair of any change to their principal employment. If requested by the Chair, after consultation with the members of the Committee, the director will submit a letter of resignation to the Committee Chair, and the Committee would then meet to consider whether to accept or reject the resignation.

The Corporate Governance Guidelines also require that directors retire from the Board at the annual meeting of shareholders following the director’s 72nd birthday.

Corporate Governance Guidelines

The Board has responsibility for establishing broad corporate policies, reviewing significant developments affecting the Company, overseeing the business strategy, and monitoring the general performance of the Company.

The Board has adopted Corporate Governance Guidelines. The Board periodically reviews the guidelines and revises them, as appropriate. The Corporate Governance Guidelines are available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may also obtain a printed copy of the guidelines by writing to the Secretary at the Company’s headquarters.

20	Foot Locker, Inc.

Corporate Governance

Board Attendance

The Board held six meetings during 2019. All of our directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served in 2019.

The Board holds regularly scheduled executive sessions of non-management directors in conjunction with each Board meeting. Dona D. Young, as Lead Independent Director, presides at these executive sessions.

Directors are expected to attend annual meetings of shareholders. The annual meeting is normally scheduled on the same day as a quarterly Board meeting. In 2019, all of the directors attended the annual meeting.

Retention of Outside Advisors

The Board and all of its committees have authority to retain outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by, and report directly to, the Audit Committee. In addition, the Audit Committee is responsible for overseeing the qualifications, performance, and compensation of the internal auditors, which audit function the Company has partially outsourced. Similarly, the consultant retained by the Compensation Committee to assist in the evaluation of senior executive compensation reports directly to that committee.

Board Evaluations

Each year, the Board and its committees engage in a robust evaluation process consistent with the Board’s goal of continuous improvement. The Governance Committee oversees the evaluation process and reviews the procedures, which may vary from year to year, in advance of each year’s evaluation. The process is designed to elicit candid feedback regarding the areas in which the Board and its committees could improve their effectiveness and utilizes surveys, individual interviews, and action planning.

In addition, in 2018, the Board enhanced its evaluation process and undertook a 360-degree peer evaluation process facilitated by an independent third party. Each director completed an evaluation and individual interview with the third party. The Governance Committee Chair and the Lead Independent Director each received copies of the completed evaluations. The Lead Independent Director met separately with each director, and the Governance Committee Chair met with the Lead Independent Director, to discuss the results of the individual evaluations. The Board plans to conduct peer evaluations approximately every three years.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines applicable to the Board, the Chief Executive Officer, and other covered executives. The Guidelines are as follows:

Covered Position	Stock	Ownership Guidelines
Non-employee Director	4x	Annual Retainer Fee (both Cash and Equity)
Chief Executive Officer	6x	Annual Base Salary
Executive Vice President	3x	Annual Base Salary
Senior Vice President; Senior Vice President and General Manager	2x	Annual Base Salary
Corporate Vice President; Vice President and General Manager	0.5x	Annual Base Salary

2020 Proxy Statement	21

Corporate Governance

Shares of unvested restricted stock, unvested restricted stock units (“RSUs”), and deferred stock units (“DSUs”) are counted towards ownership for purposes of the Stock Ownership Guidelines. Performance-based RSUs (“PBRSUs”) are counted once earned. Stock options and shares held through the Foot Locker 401(k) Plan are disregarded in calculating ownership.

Directors, the Chief Executive Officer, and other covered executives are required to be in compliance within five years of becoming subject to these guidelines. In the event of any increase in the required ownership level, whether as a result of an increase in the annual retainer fee or base salary or an increase in the required ownership multiple, the target date for compliance with the increased ownership guideline is five years after the effective date of such increase.

All directors, the Chief Executive Officer, and other covered executives who were required to be in compliance with the guidelines as of the end of the 2019 fiscal year are in compliance. The Company measures compliance with the guidelines at the end of the prior fiscal year based on the market value of the Company’s stock at that time.

If a director, the Chief Executive Officer, or other covered executive fails to be in compliance with the guidelines as of the end of the prior fiscal year, they must hold the net shares obtained through future stock option exercises and restricted stock and RSU vestings, after payment of applicable taxes, until again regaining compliance with the guidelines. In order to take into consideration fluctuations in the Company’s stock price, any person who has been in compliance with the guidelines as of the end of at least one of the two preceding fiscal years and who has not subsequently sold shares will not be subject to this holding requirement. For non-employee directors, the Governance Committee will consider a director’s failure to comply with the Stock Ownership Guidelines when considering that director for reelection.

Political Contributions

Our Code of Business Conduct prohibits making contributions on behalf of the Company to political parties, political action committees, political candidates, or holders of public office. The Company is a member of several trade associations which, as part of their overall activities, may engage in advocacy activities with regard to issues important to the retail industry or the business community generally.

Our Board’s Oversight of Our Business

Corporate Social Responsibility Oversight

The Board is actively engaged in the oversight of the Company’s CSR strategy. In exercising its authority, the Board recognizes that the long-term interests of our shareholders are best advanced when considering other stakeholders and interested parties, including customers, employees, business partners, and the communities in which we operate. The Governance Committee oversees our CSR efforts, including human capital management and supply chain environmental sustainability, and the Board receives updates from the Governance Committee Chair regarding these environmental, social, and governance matters throughout the year.

Inspired by engagement with shareholders, the Company posted a summary of our CSR efforts on the Responsibility section of the Company’s corporate website at footlocker.com/corp. Our CSR efforts are focused on Human Capital Management; Community; Worker Dignity; and Environmental Sustainability. For additional information regarding our CSR efforts and Board oversight, see Corporate Social Responsibility beginning on page 27.

Risk Oversight

The Board has oversight responsibilities regarding risks that could affect the Company. This oversight is conducted primarily through the Audit Committee.

The Audit Committee has established procedures for reviewing the Company’s risks. These procedures include regular risk monitoring by management to update current risks and identify potential new and emerging risks, quarterly risk reviews by management with the Audit Committee, and an annual risk report to the full Board. In addition, the Audit Committee

22	Foot Locker, Inc.

Corporate Governance

receives regular briefings from our Chief Information and Customer Connectivity Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Vice President of Internal Audit, and outside experts on cybersecurity risks and cyber risk oversight. During these meetings, the Audit Committee and management discuss these risks, risk management activities and efforts, best practices, lessons learned from incidents at other companies, the effectiveness of our security measures, and other related matters. The Audit Committee Chair reports on the committee’s meetings, considerations, and actions to the full Board at the next Board meeting following each committee meeting.

The Compensation Committee considers risk in relation to the Company’s compensation policies and practices. The Compensation Committee’s independent compensation consultant provides an annual report to the committee on risk relative to the Company’s compensation programs.

The Company believes that this process for risk oversight is appropriate in light of the Company’s business, size, and active senior management participation, including by the Chief Executive Officer, in managing risk and holding regular discussions on risk with the Audit Committee, the Compensation Committee, and the Board.

We are subject to technology risks including failures, security breaches, and cybersecurity risks that could harm our business, damage our reputation, and increase our costs in an effort to protect against such risks. Our cybersecurity program includes the following elements:

•       Technology: We employ a layered “defense, detect, and respond” strategy.

•       Benchmarking and external engagement: We benchmark our security practices against other organizations and are active in the information security community.

•       Third-party assessments: We engage a range of outside experts to regularly assess our organizational security programs, processes, and capabilities.

•       Internal assessments: We regularly test and improve our information systems through security risk and compliance review, user access campaigns, and other strategies.

Our Privacy Policy and Privacy Statement govern our treatment of customer data. Our policies provide explanations of the types of customer personal information we collect, how we use and share that information and the measures we take to protect the security of that information. Our policies provide multiple points of contact through which our customers may initiate inquiries and raise concerns to us regarding our collection, sharing, and use of their personal data. Our privacy policies and practices in the European Union were updated in 2018 in response to the EU Global Data Protection Regulation (GDPR) requirements. Similarly, our privacy statements and practices in the United States were updated in response to the California Consumer Privacy Act (CCPA), which came into force in January 2020.

Code of Business Conduct

The Company has adopted a Code of Business Conduct for directors, officers, and other employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. The Company periodically reviews the Code of Business Conduct and revises it, as appropriate. A copy of the Code of Business Conduct is available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may obtain a printed copy of the Code of Business Conduct by writing to the Secretary at the Company’s headquarters.

Any waivers of the Code of Business Conduct for directors and executive officers must be approved by the Audit Committee. The Company promptly discloses amendments to the Code of Business Conduct and any waivers of the Code of Business Conduct for directors and executive officers on the corporate governance section of the Company’s corporate website at footlocker.com/corp.

2020 Proxy Statement	23

Corporate Governance

Global Sourcing Guidelines

The Company has adopted Global Sourcing Guidelines that set out standards applicable to the production of all products sold in our stores. The Company periodically reviews the guidelines and revises them, as appropriate. The Global Sourcing Guidelines are available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may also obtain a printed copy of the guidelines by writing to the Secretary at the Company’s headquarters.

Succession Planning

The Board engages in an effective planning process to identify, evaluate, and select potential successors to the Chief Executive Officer and other members of senior management. The Chief Executive Officer reviews senior management succession planning with the Board. Each director has complete and open access to any member of management. Members of management, including those several levels below senior management, are invited regularly to make presentations at Board and committee meetings and meet with directors in informal settings to allow the directors to form a more complete understanding of the executives’ skills and character.

Shareholder Engagement and Voting

The Board believes that it is important to foster long-term relationships with shareholders and understand shareholder perspectives on the Company. We value an open dialogue with our shareholders, and we believe that regular communication is a critical part of our long-term success. To that end, we continue our outreach to and dialogue with investors on a range of issues, including corporate governance, compensation, and CSR matters, and we closely monitor policy statements and areas of focus for these investors. We also review feedback about our business from individual investors.

This shareholder engagement program complements the ongoing dialogue throughout the year among our shareholders and our Chief Executive Officer, Chief Financial Officer, and Investor Relations team on financial and strategic performance. Our engagement program is designed to reach out to our shareholders and hear their perspectives about issues that are important to them, both generally and with regard to the Company, and gather feedback. We believe that this engagement program promotes transparency between the Board and our shareholders and builds informed and productive relationships.

As we continued our shareholder engagement program again in 2019, beginning in the fall, our Lead Independent Director and General Counsel and Secretary met individually with eight of our larger shareholders, as well as proxy advisory firms, and discussed topics such as board refreshment and composition, the board evaluation process, boardroom and company culture, executive compensation, and environmental, social, and governance topics. The Lead Independent Director shared the feedback gained from these meetings with the full Board and the Governance Committee, as well as compensation- specific feedback with the Compensation Committee. As reflected in the following engagement cycle, the Company oversees a rigorous and comprehensive shareholder engagement process:

24	Foot Locker, Inc.

Corporate Governance

We have been responsive to shareholder feedback. In recent years, we have taken a number of actions to strengthen our governance and CSR programs and enhance the disclosure of our practices. For example, the Board voluntarily adopted proxy access and, based on shareholder feedback, the Company enhanced its CSR disclosure on its corporate website at footlocker.com/corp and added a director skill-set matrix to describe each director’s qualifications in this proxy statement. In addition, the Board amended our By-Laws to implement a majority voting standard in uncontested director elections. Enhancements also have been made to this proxy statement to further improve transparency. Instances such as these evidence our continued commitment to remain responsive on a variety of shareholder concerns. Please continue to share your thoughts or concerns at any time. The Board has established a process to facilitate communication by shareholders with the Board, described below.

Communications with the Board

Shareholders and other interested parties who wish to communicate directly with the non-management directors of the Company should send a letter to the Board of Directors, c/o Secretary, Foot Locker, Inc., 330 West 34th Street, New York, New York 10001.

The Secretary will promptly send a copy of the communication to the Lead Independent Director, who may direct the Secretary to send a copy of the communication to the other non-management directors and may determine whether a meeting of the non-management directors should be called to review the communication.

A copy of the Procedures for Communications with the Board of Directors is available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may obtain a printed copy of the procedures by writing to the Secretary at the Company’s headquarters.

2020 Proxy Statement	25

Corporate Governance

Majority Voting in the Election of Directors

Directors must be elected by a majority of the votes cast in elections for which the number of nominees for election does not exceed the number of directors to be elected. A plurality vote standard applies to contested elections where the number of nominees exceeds the number of directors to be elected. Our Corporate Governance Guidelines provide that any incumbent director who does not receive a majority of the votes cast in an uncontested election is required to tender their resignation for consideration by the Governance Committee. The Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The director who tenders their resignation will not participate in the Committee’s or the Board’s decision. In determining its recommendation to the Board, the Governance Committee will consider all factors that it deems relevant. Following such determination, the Company will promptly disclose publicly the Board’s decision, including, if applicable, the reasons for rejecting the tendered resignation.

Proxy Access

Under our proxy access by-law, a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”) continuously for at least three years as of the date of the notice of nomination, may nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater (subject to certain limitations set forth in the By-Laws), provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the By-Laws.

26	Foot Locker, Inc.

Our global CSR efforts are part of the fabric of who we are and reflect our core values of integrity, leadership, excellence, service, team work, innovation, and community. Stakeholders increasingly want to know that the company they are buying from, investing in, working for, or doing business with, is not only delivering strong financial returns, but also acting responsibly and ethically. They look to companies like ours to be good corporate citizens that value their associates, give back to their communities in meaningful ways, and actively address the impact their operations may have on the environment, while simultaneously delivering strong financial performance and long-term shareholder value. For these reasons, we have a global cross-functional CSR team, including representatives from our Legal, Human Resources, Supply Chain, Sourcing, Real Estate, and Product teams, that monitors our CSR efforts. The Governance Committee oversees our CSR program and the Board receives updates from the Governance Committee Chair throughout the year.

While important progress to enhance our commitment to CSR already has been made, we are on a journey—continuously working to develop specific CSR goals and improve our reporting. We believe that the Sustainability Accounting Standards Board (“SASB”) provides a clear set of standards for reporting sustainability information across a wide range of issues. For evaluating and reporting climate-related risks, the Task Force on Climate-related Financial Disclosures (“TCFD”) provides a valuable framework. We continue to make progress towards SASB- and TCFD-aligned reporting. We will continue to increase the use of metrics to better demonstrate our progress so that our efforts are transparent for our stakeholders. This process will be more evolutionary than revolutionary, but our goal is to make progress each year. We look forward to sharing more with you over time. We remain passionate about continuously improving our programs and working to make a positive and sustainable impact on the world.

We appreciate the opportunity to update you on the exciting progress we are making in each of these areas. Our CSR priorities are focused on Human Capital Management; Community; Worker Dignity; and Environmental Sustainability.

To learn more about our evolving efforts, please visit the Responsibility section of our corporate website at footlocker.com/corp.

2020 Proxy Statement	27

Corporate Social Responsibility

# Human Capital Management

**WE AIM TO CREATE OPPORTUNITIES FOR ALL OF OUR ASSOCIATES.**

## Gender Diversity (Global)

Women serve in several key leadership roles, including as Chief Financial Officer, Chief Human Resources Officer, General Counsel and Secretary, Chief Accounting Officer, Vice President and General Manager, Foot Locker Europe, and Vice President and General Manager, Foot Locker Pacific

**46%** of total associates globally are women

**27%** of executives are women

**45%** of current independent directors are women

45%
of current independent directors are women
72%
of current independent directors are ethnically diverse or women, including our Lead Independent Director
27%
of current independent directors are ethnically diverse

* U.S. workforce represents 70% of global workforce

## Ethnic Diversity (U.S.)*

**84%** of associates are ethnically diverse

**20%** of executives are ethnically diverse

**27%** of current independent directors are ethnically diverse

Over **2 million** candidates globally apply for jobs with us annually

In 2019, nearly **37,000** new associates joined Foot Locker

Over **50,000** people employed with us globally

**12.5%** non-store associates globally promoted during 2019, including large and growing percentage of female and ethnically diverse associates

**12-year** average non-store associate tenure (at the manager and higher levels)

**Disability hiring program** to attract, hire, and retain associates with disabilities

# Community

**WE AIM TO HELP STRENGTHEN AND SUPPORT LOCAL COMMUNITIES WHERE WE DO BUSINESS.**

**$10 million** provided for scholarships through the Foot Locker Foundation since 2004, in addition to footwear and apparel donations to several organizations

Encourage our U.S. non-store associates to take an annual **Community Service Day**, which provides paid time-off for volunteering, to support their communities

Operate a number of **community-based power stores** across a number of cities, which are focused on creating immersive brand connections with a curated group of local brands with whom we have partnered to sell exclusive and limited-release product that are authentically tied to the neighborhoods we serve

28 Foot Locker, Inc.

Corporate Social Responsibility

## Worker Dignity

**WE RESPECT ALL WORKERS INVOLVED IN OUR SUPPLY CHAIN.**

We have a long-standing commitment to adhere to the **highest social standards** in the manufacture of the products we sell

We are concerned with the safety and fair treatment of all workers involved in our supply chain, wherever the workers are located

We will only do business with suppliers whose workers are, in all cases, **present voluntarily, compensated fairly and allowed the right of free association**

We ensure compliance with our Global Sourcing Guidelines by performing **factory audits** for our private-label vendors and suppliers

We work hard to choose reputable business partners who are committed to **ethical standards and business practices**

We have developed **Global Sourcing Guidelines**, which are distributed annually and require all branded and private-label vendors and suppliers globally to respect certain standards

We have **consolidated our supplier base** over time so that we are working closer with fewer suppliers with whom we have deeper partnerships to forge a more collaborative approach grounded in continuous engagement and improvement

## Environmental Sustainability

**WE AIM TO SAVE ENERGY, SAVE MONEY, AND SAVE THE PLANET.**

We recognize climate change and our shared responsibility to work toward a lower carbon future. We are doing our part by implementing practices that curb greenhouse gases and minimize our environmental footprint to create more sustainable operations.

### Energy Conservation

Replaced inefficient fixtures with LED lights—which consume 80% less energy than conventional lights—and **reduced energy consumption**

| KWH SAVINGS | Tons Co2 | Metric Tons Co2 | Energy Saving (%) |
|---|---|---|---|
| 7,119,275 | 5,548 | 5,033 | 44% |

1,069
581

This energy reduction equates to 1,069 automobiles, or 581 single-family homes, operating for one year

### Waste Reduction

Recycled cardboard across the U.S. and E.U. annually amounts to

6,152
tons
55,374
cubic yards
5,537
dump truck
loads

### Supply Chain Efficiency

Committed to using **cleaner modes of transportation**, including intermodal, and encouraging the use of fuel-saving strategies and technologies, including "buy online, pick up in store"

### Recycling

Increased **recycling** programs in our stores and distribution centers

### Measurement and Reporting

Participated in CDP Climate Change Information Request, CDP Forests Information Request, and CDP Water Security Information Request in 2019 (more information regarding CDP can be found on their website at cdp.net)

2020 Proxy Statement 29

Board of Directors

Committees of the Board

Board of Directors

# Board of Directors

## Committees of the Board

The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are five standing committees of the Board. Each independent director serves on at least two committees. The key oversight responsibilities of the committees, the current committee memberships, and the number of meetings held during 2019 are described below.

The Board has adopted charters for each of the Audit Committee, the Compensation Committee, the Finance Committee, and the Governance Committee. Copies of the charters for these committees are available on the corporate governance section of the Company's corporate website at footlocker.com/corp. You may also obtain printed copies of these charters by writing to the Secretary at the Company's headquarters.

As a general principle, the Board believes that the periodic rotation of committee assignments on a staggered basis is desirable and provides an opportunity to foster diverse perspective and develop breadth of knowledge within the Board.

### AUDIT

Chair
Guillermo G. Marmol

Other Members
McKenna, Nicosia, Payne, Young

9 meetings in 2019

**Key Oversight Responsibilities**

- appoints the independent auditors
- approves the independent auditors' compensation
- assists the Board in fulfilling its oversight responsibilities in the following areas:
  - accounting policies and practices
  - the integrity of the Company's financial statements
  - compliance with legal and regulatory requirements
  - the Company's risk assessment and risk management policies
  - cybersecurity
  - the qualifications, independence, and performance of the independent auditors
  - the qualifications, performance, and compensation of the internal auditors
  - reviews and monitors compliance with the Code of Business Conduct
- establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters

This committee consists of five independent directors, as independence is defined under the SEC and NYSE rules applicable to audit committee members. All of the members meet the expertise requirements under the NYSE rules. The Board has determined that Mr. McKenna qualifies as an "audit committee financial expert," as defined by the rules under the Exchange Act, through his relevant experience as a former senior financial executive of a large multinational corporation.

The Audit Committee Report appears on page 73.

### COMPENSATION

Chair
Kimberly Underhill

Other Members
Clark, Feldman, Nicosia, Oakland, Turpin

4 meetings in 2019

**Key Oversight Responsibilities**

- determines the compensation of the Chief Executive Officer
- reviews and approves all compensation for the Company's executive management group, which consists of the executive officers and corporate officers
- responsible for decisions regarding equity compensation for other employees
- assesses risk in relation to the Company's compensation policies and practices
- administers the Company's various compensation plans, including the incentive plans, the equity-based compensation plans, and the 2013 Foot Locker Employees Stock Purchase Plan (the "ESPP") (committee members are ineligible to participate in these compensation plans, except the Company's 2007 Stock Incentive Plan (the "Stock Incentive Plan"))
- reviews and makes recommendations to the Board concerning executive development and succession
- reviews non-employee directors' compensation and makes recommendations to the Board concerning the form and amount of non-employee directors' compensation

This committee consists of six independent directors, as independence is defined under the NYSE rules applicable to compensation committee members.

See the Compensation Discussion and Analysis ("CD&A") beginning on page 37 for a discussion of the Compensation Committee's procedures for determining compensation, and the Compensation Committee Report on page 51.

### FINANCE

Chair
Matthew M. McKenna

Other Members
Clark, Feldman, Marmol, Underhill, Walker

4 meetings in 2019

**Key Oversight Responsibilities**

- reviews the Company's financial plans and objectives
- reviews and makes recommendations to the Board regarding the Company's annual operating budget and two-year plans
- reviews the Company's allocation of capital, annual capital budget, and policies related to capital and other expenditures
- reviews and makes recommendations to the Board regarding the Company's uses of cash, including capital expenditures, stock and bond repurchases, and dividend payments
- reviews and makes recommendations to the Board regarding the Company's cash requirements and sources of cash, including debt or equity issuances, revolving credit facilities, or other debt instruments or facilities
- reviews the Company's insurance and self-insurance reserves
- reviews the Company's derivatives policy and its use of derivatives
- reviews and makes recommendations to the Board regarding proposed mergers, combinations, acquisitions, offers to purchase the Company's shares or significant assets, divestitures, and strategic investments
- reviews the Company's Corporate Development Approval process
- reviews reports from the Retirement Plan Committee regarding the asset allocation and investment performance of the Company's North America pension funds

### GOVERNANCE

Chair
Steven Oakland

Other Members
Payne, Turpin, Walker, Young

4 meetings in 2019

**Key Oversight Responsibilities**

- oversees corporate governance matters affecting the Company, including developing and recommending criteria and policies relating to director service and tenure
- establishes criteria for Board candidates
- retains a third-party search firm from time to time to identify potential director candidates
- selects new director nominees to recommend to the Board
- considers the re-nomination of existing directors after it conducts an annual review of each director's qualifications, experience, and independence
- reviews membership on the Board committees and, after consultation with the Chief Executive Officer and the Lead Independent Director, makes recommendations to the Board annually regarding committee members and committee chair assignments
- oversees the annual self-assessment process for the Board and committees
- reviews trends and governance with regard to non-employee directors' compensation
- oversees CSR and sustainability efforts and considers public reporting with regard thereto

Shareholders who wish to recommend candidates for Board membership may contact the Governance Committee in the manner described on page 25 under Communications with the Board. Shareholder nominations must be made according to the procedures required under, and within the timeframe described in, the By-Laws and under Deadlines and Procedures for Nominations and Shareholder Proposals on page 76. Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures will be evaluated by the Governance Committee in the same manner as the Company's nominees.

### EXECUTIVE

Chair
Richard A. Johnson

Other Members
Marmol, McKenna, Oakland, Underhill, Young

No meetings in 2019

**Key Oversight Responsibilities**

- shares all of the powers of the Board during intervals between Board meetings, except for certain matters reserved to the Board

30 Foot Locker, Inc.
2020 Proxy Statement 31

Board of Directors

Director Compensation

This discussion relates to the compensation we pay to directors who are not Company employees. We do not pay additional compensation for service on the Board or any committee to any director who is also a Company employee.

Key Principles of Director Compensation Program

The Company compensates its non-employee directors for their service according to the following principles:

Category	Description
Pay Position	The targeted pay position for our outside directors’ compensation program is the median of the retail and general industry market reference points.
Peer Groups	When establishing reference points for market comparisons of our outside directors’ compensation program, we consider the retail peer group used for our executive compensation purposes and general industry data for similarly-sized companies. See Benchmarking Approach on page 48 for more information on our peer group.
Pay Evaluation Perspective	When assessing the competitive position of our outside directors’ compensation program, the primary focus is on total targeted compensation opportunity.
Pay Mix	Our outside directors’ compensation program consists of a balance of cash and equity, with an emphasis on equity over cash. See Components of Director Compensation Program beginning on page 32 for further information.
Differentiation	The outside directors’ compensation provides additional compensation for leadership positions on the Board, including non-executive chair, lead independent director, and committee chair roles. See Components of Director Compensation Program beginning on page 32 for further information.
Stock Ownership	Significant stock ownership guidelines established for outside directors encourage better alignment with shareholders’ interests, with compliance measured at least annually, as described further in Stock Ownership Guidelines beginning on page 21.
Deferral Opportunities	Outside directors are provided with the opportunity to defer compensation by making additional investments in our Common Stock on an elective basis. See Deferral Opportunities on page 33 for further information.
Total Compensation Limits	Meaningful limits on outside directors’ compensation have been established to ensure consistency with sound governance practices.
Regular Review	The Governance Committee conducts regular reviews of governance practices and trends in directors’ compensation to ensure consistency of our program with sound governance practices and makes recommendations, as appropriate, to the Board. The Compensation Committee conducts regular reviews of our outside directors’ compensation program and makes recommendations to the Board regarding the amount and form of directors’ compensation each year.

Components of Director Compensation Program

Our non-employee directors are paid an annual retainer fee and meeting fees for attendance at each Board and committee meeting. The Lead Independent Director and the committee chairs are each paid additional retainer fees for service in these capacities. We do not pay additional compensation to any director who is also a Company employee for service on the Board or any committee.

32	Foot Locker, Inc.

Board of Directors

Below is a summary of the fees paid to the non-employee directors in 2019:

Fee	Amount
Annual Retainer	$140,000 (increased to $150,000 beginning January 2020) payable 50% in cash and 50% in Common Stock. We calculate the number of shares paid to the directors for their annual retainer by dividing their retainer fee by the closing price of a share of Common Stock on the last business day preceding the July stock payment date.
Committee Chair Retainers	$25,000:	Audit Committee Chair
	$25,000:	Compensation Committee Chair
	$15,000:	Finance Committee Chair
	$15,000:	Governance Committee Chair
	None:	Executive Committee Chair
The committee chair retainers are paid in the same form as the annual retainer.
Lead Independent Director Retainer	$50,000 payable in cash.
Meeting Fees	$2,000 for attendance at each Board meeting, and, for committee members, for attendance at each committee meeting.
RSUs	RSUs valued at $70,026 awarded to continuing directors following the 2019 Annual Meeting. In May 2019, each director received an award of 1,292 RSUs. The number of RSUs granted was calculated by dividing $70,000 by the closing price of a share of Common Stock on the grant date ($54.20). The RSUs will vest in May 2020, one year following the grant date, provided that the director continues to serve on the Board through the vesting date. Each RSU represents the right to receive one share of Common Stock on the vesting date. No dividends are paid or accrued on the RSU awards.

Directors may elect to receive up to 100% of their annual retainer, including their committee chair retainer, in Common Stock.

Deferral Opportunities

Non-employee directors may elect to receive all or a portion of the cash component of their annual retainer fee, including committee chair retainers, in the form of DSUs or to have these amounts placed in an interest account. Directors may also elect to receive all or part of the stock component of their annual retainer fee in the form of DSUs. A DSU is an accounting equivalent of one share of Common Stock. The interest account is a hypothetical investment account bearing interest at the rate of 120% of the applicable federal long-term rate, compounded annually, and set as of the first day of each plan year. None of the current directors have elected to place any amount of their annual retainer fee in an interest account.

Governance

The Governance Committee and Compensation Committee jointly oversee our non-employee director compensation program, and conduct annual reviews and make recommendations for adjustments, as appropriate, to the Board. The Compensation Committee reviews non-employee directors’ compensation and makes recommendations to the Board concerning the form and amount of non-employee directors’ compensation. The Governance Committee reviews trends and governance with regard to non-employee directors’ compensation.

In connection with the review conducted in fiscal year 2019, the independent outside consultant on director compensation retained by the Compensation Committee assessed the compensation paid to our non-employee directors against non-employee director compensation trends and data from our company peer group, including overall trends and governance principles, market competitiveness of our program, and the mix of cash and equity provided under our program. After consultation with the independent outside consultant, the Governance Committee and Compensation Committee recommended to the Board that the annual retainer be increased based on the peer group median and pay mix.

In February 2019, on the recommendation of the Governance Committee, the Board placed a cap of $600,000 on non-employee directors’ compensation, inclusive of cash and equity, for each non-employee director for each fiscal year.

2020 Proxy Statement	33

Board of Directors

Other Compensation of Directors

DIRECTORS’ RETIREMENT PLAN

None of the current independent directors is entitled to receive any retirement benefits, but two former directors receive benefits under a Directors’ Retirement Plan that was frozen as of December 31, 1995. The retirement benefit under that plan is $24,000 per year, payable quarterly for the lesser of 10 years after the director leaves the Board or until the director’s death.

REIMBURSEMENT OF EXPENSES

We reimburse non-employee directors for reasonable expenses incurred in attending Board and committee meetings, other meetings with management, and continuing education programs, including their transportation, hotel accommodations, and meals. Directors are eligible to receive the same discount on purchases of merchandise from our stores, catalogs, and websites that is available to employees.

Fiscal 2019 Director Compensation

The amounts paid to each non-employee director for fiscal 2019, including amounts deferred under the Company’s Stock Incentive Plan, and the RSUs granted to each director are reported in the tables below:

Director Compensation

(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Clark	98,452	139,990	238,442
Feldman	96,452	183,498	279,950
Marmol	120,918	152,525	273,443
McKenna	115,949	147,494	263,443
Oakland	105,949	149,928	255,877
Payne	108,452	139,990	248,442
Turpin	98,452	209,702	308,154
Underhill	108,918	152,525	261,443
Young	158,452	239,655	398,107

Notes to Director Compensation Table

(1)	Column (c) reflects the following three items:

(i)	the grant date fair value determined in accordance with FASB ASC 718 for the portion of a director’s annual retainer fees (including committee chair retainer fees) for fiscal year 2019 paid in shares of Common Stock (including any portions deferred in the form of DSUs under the Stock Incentive Plan) ($41.92 per share representing the closing price of a share of Common Stock on July 1, 2019). Such shares of Common Stock are fully vested on grant, regardless of whether deferred into DSUs.

(ii)	the grant date fair value determined in accordance with FASB ASC 718 for RSUs granted in fiscal year 2019 ($54.20 per share representing the closing price of a share of Common Stock on the grant date). The RSUs will vest in May 2020. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(iii)	the grant date fair value, determined in accordance with FASB ASC 718, for dividend equivalents paid on DSUs and credited in the form of additional DSUs, made to Messrs. Feldman and Oakland and Mmes. Turpin and Young ($55.27 per share for DSUs granted on May 3, 2019, $39.36 per share for DSUs granted on August 2, 2019, $44.28 per share for DSUs granted on November 1, 2019, and $37.97 per share for DSUs granted on January 31, 2020, representing the closing price of a share of stock on the quarterly payment date). Such DSUs are fully vested on grant.

34	Foot Locker, Inc.

Board of Directors

The following table sets forth the grant date fair value of the above stock awards granted to our directors in fiscal year 2019:

Name	Stock Fees ($)	RSUs ($)	DSUs ($)	Total ($)
Clark	69,964	70,026	—	139,990
Feldman	69,964	70,026	43,508	183,498
Marmol	82,499	70,026	—	152,525
McKenna	77,468	70,026	—	147,494
Oakland	77,468	70,026	2,434	149,928
Payne	69,964	70,026	—	139,990
Turpin	69,964	70,026	69,712	209,702
Underhill	82,499	70,026	—	152,525
Young	69,964	70,026	99,665	239,655

For additional information on the valuation assumptions, refer to Note 21 to the Company’s financial statements in our 2019 Annual Report on Form 10-K.

As of end of fiscal year 2019, the number of RSUs and DSUs held by our directors was as follows:

Name	RSUs Outstanding on 02/01/20 (#)	DSUs Outstanding on 02/01/20 (#)
Clark	1,292	—
Feldman	1,292	29,285
Marmol	1,292	—
McKenna	1,292	—
Oakland	1,292	1,639
Payne	1,292	—
Turpin	1,292	46,923
Underhill	1,292	—
Young	1,292	67,084

Directors and Officers Indemnification and Insurance

The Company has entered into indemnification agreements with its directors and officers, as approved by shareholders at the 1987 Annual Meeting.

We have purchased directors and officers liability and corporation reimbursement insurance from a group of insurers comprising ACE American Insurance Co. (Chubb), Zurich American Insurance Co., North American Specialty Insurance Co. (SwissRe), Continental Casualty Company (CNA), Freedom Specialty Insurance Co. (Nationwide), Berkley Insurance Co., Argonaut Insurance Co. (ARGO RE), Beazley Insurance Company, Inc., Euclid Exc., Chubb Bermuda Ins Ltd. (Chubb), National Union (AIG), and Endurance American Insurance Co. (Sampo International), These policies insure the Company and all of its wholly-owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 12 months, from October 12, 2019 until October 12, 2020. The total annual premium for these policies, including fees and taxes, is $1,195,064. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by a group of insurers comprising Zurich American Insurance Co., Continental Casualty Company (CNA), Beazley Insurance Company, Inc., and ACE American Insurance Co. (Chubb), which have a total premium, including fees and taxes, of $321,250 for the 12-month period ending October 12, 2020.

2020 Proxy Statement	35

The Board is asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described beginning on page 37. We currently hold our “Say-on-Pay” vote every year. Shareholders have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote is expected to occur at the 2022 Annual Meeting.

As described in detail under the CD&A beginning on page 37, our compensation program is designed to attract, motivate and retain talented executives responsible for leading our strategic priorities and, in turn, deliver value to our shareholders. Our executive compensation program ties pay closely to performance. A significant portion of the compensation provided to the NEOs is based upon the Company’s performance or the performance of our share price, and we believe this compensation structure closely aligns the interests of our NEOs with the interests of our shareholders. The more senior an executive’s position, the greater portion of their compensation that is tied to performance.

At the 2019 Annual Meeting, over 91% of the votes cast on the advisory vote to approve the compensation of our NEOs were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support for the Company’s approach to executive compensation. We believe you should read the CD&A and the compensation tables beginning on page 37 in determining whether to approve this proposal.

The Board recommends approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting pursuant to the SEC’s compensation disclosure rules, including the CD&A, the 2019 Summary Compensation Table, and the other related tables and disclosures.”

The Board recommends a vote FOR Proposal 2.

36	Foot Locker, Inc.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes our compensation philosophy and objectives and provides context for compensation decisions for our NEOs, and discusses how our 2019 compensation is linked to performance against the goals that were established for the annual and long-term incentive compensation programs. For 2019, our NEOs were as follows:

*	Mr. Kimble served as Executive Vice President and Chief Executive Officer–International during part of 2019. He has served as Executive Vice President and Chief Executive Officer–Asia Pacific since March 11, 2019.

Table of Contents

38	Executive Summary
38	Key Compensation Practices and Policies
39	Performance Highlights
39	Impact of Company Performance on Annual and Long-Term Incentive Pay
40	Say-on-Pay Shareholder Vote
40	2019 Compensation Decisions

41	Compensation Program Design and Structure
41	Components of Executive Compensation Program
41	Base Salaries
42	Annual Incentive Plan
43	Long-Term Incentive Program
45	Retirement Plan and Excess Cash Balance Plan
45	401(k) Plan
46	Supplemental Executive Retirement Plan
46	International Assignment Compensation
46	Perquisites
46	Employment Agreements

47	Procedures for Determining Compensation
47	Setting Compensation, Establishing Goals, and Evaluating Performance
48	Benchmarking Approach
48	Use of Compensation Consultants
49	Management Involvement in Developing the Compensation Program

49	Additional Information
49	Key Compensation Governance Policies
49	Compensation Plans and Risk
50	Delegation of Authority
50	Items Disregarded for Bonus Calculations
51	Accounting and Tax Considerations of Executive Compensation

2020 Proxy Statement	37

Executive Compensation

Executive Summary

Our Compensation Committee, comprised of six independent directors, oversees the executive compensation program. We design our executive compensation program to attract, motivate, and retain talented executives responsible for executing the Company’s short- and long-term strategic priorities and, in turn, deliver value to our shareholders. The centerpiece of our program is our pay-for-performance philosophy that aligns pay outcomes to the achievement of our annual operating plan and long-term strategy, and the creation of shareholder value. This is especially true at senior levels of the Company where most of the compensation of our NEOs is tied to Company operating performance as well as the performance of our stock. As shown in the charts below, for 2019, 87% of the CEO’s target compensation mix, and 71%, on average, of the other NEOs’ target compensation mix, for the compensation program represented variable/performance-based compensation.

Key Compensation Practices and Policies WHAT WE DO Align executive pay closely with performance and Company’s strategy Set rigorous, objective performance goals Maintain a clawback policy Impose and monitor meaningful stock ownership guidelines Require a one-year time-based vesting period for earned long-term incentive plan (“LTIP”) payouts following attainment of performance goals Include double-trigger change in control provisions in employment agreements and equity awards Mitigate undue risk in compensation programs Provide reasonable perquisites Retain independent compensation consultant to advise the Compensation Committee Hold annual “Say-on-Pay” advisory vote Conduct shareholder outreach to regularly obtain feedback on compensation and other topics WHAT WE DO NOT DO X No tax gross-ups for perquisites or change in control payments X No hedging or pledging of the Company’s stock X No repricing of stock options without shareholder approval X No stock options granted below fair market value X No dividends or dividend equivalents on time-based RSUs or unearned PBRSUs X No excessive severance benefits

38	Foot Locker, Inc.

Executive Compensation

Performance Highlights

We built positive momentum and improved our financial results in 2019. Highlights include the following:

*	A reconciliation to GAAP is provided beginning on page 18 of our 2019 Annual Report on Form 10-K.

Impact of Company Performance on Annual and Long-Term Incentive Pay

ANNUAL INCENTIVE PLAN

Our most-recently completed performance periods illustrate our commitment to pay for performance. We built positive momentum and improved our financial results in 2019, and we were profitable; however, we fell short of our plan in certain areas of the business. As a result, Mr. Johnson, Ms. Peters, and Mr. Verma earned annual incentive payouts of 60.6% of their respective target awards for 2019.

2020 Proxy Statement	39

Executive Compensation

As division executives, Mr. Jacobs’ and Mr. Kimble’s annual incentive awards were based on their respective division’s omni-channel profit (weighted 60%), Adjusted Pre-Tax Income (weighted 20%), and customer connected scorecard (weighted 20%). Mr. Jacobs and Mr. Kimble earned annual incentive payouts of 59.9% and 52.9%, respectively, of their target awards.

LTIP

The Compensation Committee established the net income and ROIC targets in 2018 for the 2018-19 performance period. The Company achieved average annual net income of $555.4 million and ROIC of 12.7% for this performance period, which resulted in target LTIP awards being earned by the NEOs. The LTIP awards are denominated 100% in RSUs and the RSUs will be paid out in 2021, following a one-year time-based vesting period. The targets, along with the adjusted actual performance for the period, and the calculation of ROIC are shown in the table below:

See pages 41 through 44 for more details on these incentive programs and performance goals.

Say-on-Pay Shareholder Vote

At our 2019 Annual Meeting, over 91% of shareholders voting on the advisory vote on executive compensation supported the executive compensation program. The Compensation Committee considered the results of the 2019 Say-on-Pay vote and our shareholders’ support of our executive compensation program in reviewing the program for 2020. In light of this support, the Compensation Committee decided to retain the general program design. In the future, the Compensation Committee will continue to assess the executive compensation program against changing business conditions and shareholder feedback. Our Say-on-Pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders. See pages 24 through 25 for more details on our shareholder engagement program.

2019 Compensation Decisions

The Compensation Committee made compensation decisions for our NEOs in 2019, including setting and approving incentive compensation performance goals. In making its decisions, the Compensation Committee considered (i) each executive’s compensation in light of their performance, position, and career potential, (ii) internal peer pay comparisons, (iiii) relevant market data for comparable positions and, where applicable, year-over-year changes in market data, and (iv) retention and succession planning.

Base Salaries	● As part of its annual review of compensation, the Compensation Committee approved base salary increases for Mr. Johnson, Ms. Peters, Mr. Jacobs, and Mr. Verma as of May 1, 2019, of 4.5%, 3.7%, 2.9%, and 13.6%, respectively, based on each executive’s performance and a position-oriented analysis of market salaries.
CEO Long-Term Equity Incentives	● The Compensation Committee increased the target long-term equity incentive award for Mr. Johnson to 325% of his annual base salary, from 250% in the prior year, to reflect a position-oriented analysis of market compensation. Target long-term equity incentive awards for our other NEOs remained unchanged.

40	Foot Locker, Inc.

Executive Compensation

Compensation Program Design and Structure

Components of Executive Compensation Program

One goal of the Compensation Committee is to align the compensation program with our business strategy and our shareholders’ interests. In order to achieve these objectives, our executive compensation program includes a mix of annual and long-term compensation, as well as a mix of cash and equity compensation. The key components of our executive compensation program are described in the following chart:

Compensation Component Description and Purpose ANNUAL Base Salary Supports the objective of attracting and retaining talented executives with annual fixed compensation. Provides executives with market-competitive fixed compensation appropriate to their position, experience, and responsibilities. Variable/Performance-Based Compensation Performance-Based Annual Cash Incentive Links annual cash compensation to attainment of short-term performance goals based on the Company’s pre-tax income, division omni-channel profit, and customer connected objectives. LONG-TERM LTI Program Comprised of the performance-based LTIP, stock options, time-based RSUs, and the one-time AFG Award. These long-term incentives and awards, which are linked to multi-year performance goals and the Company’s stock price, provide an incentive to work towards achievement of long-term strategic objectives. Long-term incentives support executive retention. LTIP Links compensation to attainment of long-term performance goals and service requirement, supporting executive retention. Earned awards are payable in equity based on two-year performance goals based on net income (70%) and ROIC (30%), with an additional one-year vesting period for earned awards. Stock Options Provides the opportunity to purchase stock at the exercise price over a ten-year period from the grant date, subject to applicable vesting and exercisability conditions. Links realized compensation over long-term appreciation in stock price and represent value to executives only if the stock price increases. RSUs Aligns time-based RSUs with executives’ and shareholders’ interests with value that fluctuates based on stock price performance. RSUs support executive retention. AFG Award Incentivizes accelerated growth over a three-year period (2018-20) with this one-time AFG award made in 2018 to build on our strength and grow our business in a disruptive retail environment. This award is 100% performance based for the CEO and 75% performance based for the other NEOs. OTHER Retirement Benefits Provides pension and retirement savings benefits, which align with the objective of attracting and retaining talented executives. Perquisites Offers reasonable perquisites similar to our peer companies, which also aid in attracting and retaining talented executives.

Base Salaries

As part of its annual review of compensation, the Compensation Committee approved base salary increases effective May 1, 2019, for Mr. Johnson, Ms. Peters, Mr. Jacobs, and Mr. Verma, as shown below, based on each executive’s performance and a position-oriented analysis of market salaries.

Name	2018 Base Salary ($)	2019 Base Salary ($)	Base Salary Increase (%)
Johnson	1,100,000	1,150,000	4.5
Peters	675,000	700,000	3.7
Jacobs	850,000	875,000	2.9
Kimble	650,000	650,000	—
Verma	550,000	625,000	13.6

2020 Proxy Statement	41

Executive Compensation

Annual Incentive Plan

The annual incentive plan incorporates profit targets, which have long been utilized for this performance-based plan, and customer connected objectives, to further incentivize execution of our customer-centric initiatives. The financial targets are weighted 80%, and the customer connected objectives are weighted 20%. However, unless at least threshold performance is achieved for the financial targets, notwithstanding performance against the customer connected objectives, nothing is earned under the annual incentive plan.

The financial targets established by the Compensation Committee under the annual incentive plan are based upon the business plan and budget reviewed and approved each year by our Finance Committee and the Board. The financial targets applicable to Mr. Johnson, Ms. Peters, and Mr. Verma were based on the Company achieving Adjusted Pre-Tax Income of $784.1 million for 2019, in line with the Company’s financial plan and strategic objectives and reflects an increase of 4.0% compared to 2018 results. Actual Adjusted Pre-Tax Income totaled $729.5 million for 2019.

As division executives, the 2019 annual incentive targets for Mr. Jacobs and Mr. Kimble were based on division omni-channel profit targets for the North America division and the Asia Pacific division, respectively, adjusted pre-tax income, and customer connected objectives.

In 2019, the North America division comprised the store and direct-to-customer operations of the following banners:	In 2019, the Asia Pacific division included the store and direct-to-customer operations of the following banners:

For competitive reasons, we do not disclose the profit targets for the North America or Asia Pacific divisions, as we do not publicly disclose results of these divisions on a separate basis, and we consider it competitively harmful to make that information public. Our objective is to set challenging performance goals for our executives throughout the Company. We believe that achieving these challenging performance goals for these divisions is demanding.

The Compensation Committee established the customer connected objectives for the NEOs based on:

Knowing our Customers – Increasing the percentage of transactions with identified customers; and

Engaging and Servicing our Customers – Improving overall customer satisfaction scores by purchaser surveys in stores, and digital post-purchase and post-fulfillment surveys.

Along with these objectives, the Compensation Committee established “enablers” for measuring progress based on:

Information Systems & Technology (“IS&T”) Foundational Projects – Completing year-two milestones of foundational projects within IS&T business initiatives aimed at increasing global store effectiveness and our customers’ online experience;

Supply Chain – Leveraging our physical stores in our supply chain to reduce friction points in customer interactions and encouraging customers to visit our stores to complete digital transactions;

Loyalty Program – Identifying our customers better and rewarding them for shopping with all of our brands; and

Hyper-Localization Strategy – Activating community programs to create hyper-local pathways for customers to engage with our brands.

42	Foot Locker, Inc.

Executive Compensation

The evaluation of full-year customer connected objectives utilizes the Company’s global performance management rating scale, in which performance can range from 25% to 200% based on the relative achievement of the metrics and enablers. As described above, payout percentages associated with ratings for the metrics and enablers were averaged and resulted in an overall corporate payout percentage of 111.8%.

The annual incentive plan for the NEOs makes incentive payments based upon the Company or relevant division’s results, without individual performance adjustments. However, executives who receive a “not meeting performance” rating in their annual performance review are ineligible to receive an annual incentive payment. All annual incentive targets and calculations are based on the results of continuing operations through the end of the 2019 fiscal year.

The payment of performance-based annual cash bonuses is calculated as a percentage of actual base salary earned by the executive during the year. The maximum payout under this plan is 200% of target, with a maximum payout in any year for any participant capped at $6 million.

Bonus payouts are calculated on the basis of straight-line interpolation between the threshold (90%), target (100%), and maximum (110%) points. If the Company does not achieve threshold performance, then no annual bonus is earned or paid.

	Target as a Percentage of Base Salary	Actual 2019 Payout as a Percentage of Target	Actual 2019 Payout ($)
Johnson	200%	60.6%	1,378,650
Peters	75%	60.6%	315,309
Jacobs	100%	59.9%	520,381
Kimble	75%	52.9%	257,888
Verma	75%	60.6%	275,541

See page 39 for the performance targets, along with the adjusted actual performance for the period.

Due to the financial impact of COVID-19, all payments under our Annual Incentive Plan earned in respect of 2019 performance, typically paid in early 2020, have been delayed until a later to-be-determined date in 2020. All participants, including the NEOs, are required to be employed on the payment date to receive payment.

Long-Term Incentive Program

Our long-term incentive program includes the performance-based LTIP awards and other long-term equity awards granted under the Stock Incentive Plan in the form of stock options, RSUs, and time-based restricted stock. A combination of performance-based LTIP awards, stock options, and time-based RSUs are granted annually.

LTIP

The LTIP is designed to reward executives for achieving multi-year performance targets. The LTIP is formula-driven, with targets established by the Compensation Committee based upon financial targets included in the business plan reviewed and approved each year by our Finance Committee and the Board. The LTIP pays out based upon the Company’s results, without individual performance adjustments. Key design features of the LTIP are:

100% Equity	100% of earned payouts of the LTIP award are made in equity in the form of RSUs payable under the Stock Incentive Plan for all of the NEOs.
Two-Year Performance Period and Additional One-Year Vesting Period

The performance period is two years; however, while shares earned are calculated following the end of the two-year performance period, settlement of shares require continued employment and are subject to forfeiture, as well as stock price fluctuations, for another year—that is, settlement of shares are not made until the end of a three-year period.

Net Income and ROIC Targets

The performance targets are based on Adjusted Net Income (70%) and ROIC (30%) that are contained in the business and financial plan approved by the Finance Committee and the Board for the performance period.

Target Awards are a Percentage of Base Salary

The target awards are expressed as a percentage of initial base salary—that is, the base salary paid to the executive following any salary adjustments that take place on May 1 of the first year of the performance period, adjusted only for promotion-related salary increases.

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Executive Compensation

The target awards for the NEOs are listed in the following table:

Name	Target Award as a Percentage of Base Salary
Johnson	325%
Peters and Jacobs	100%
Kimble and Verma	75%

Determination of Payout for 2018-19 LTIP Awards. Consistent with our pay-for-performance culture, the Compensation Committee established rigorous Adjusted Net Income and ROIC targets at the beginning of 2018 for the 2018-19 performance period and set a “performance floor” for each performance measure. The targets the Compensation Committee established were based on the Company achieving two-year average annual net income of $569.1 million (which accounts for 70% of the payout) and ROIC of 12.0% (which accounts for 30% of the payout). The Company achieved two-year average annual net income of $555.4 million and ROIC of 12.7% for this performance period. As a result, a 102.3% payout was earned for this performance period. See page 40 for the targets, along with the adjusted actual performance for the period.

Determination of Performance Targets for 2019-20 LTIP Awards. In 2019, the Compensation Committee established LTIP performance targets for the 2019-20 performance period, which are also based on two-year average annual Adjusted Net Income (70%) and ROIC (30%). For competitive reasons, since this performance period is still on-going, we have not disclosed the targets established for the period. The Compensation Committee will determine whether payouts have been earned following the end of the Company’s 2020 fiscal year, and we will provide specific information on the targets and results after the completion of the performance period. If awards are earned for the current 2019-20 performance period, payment will be made to participating executives in 2022, following the completion of a one-year time-based vesting period.

ROIC Calculation for LTIP. Return on Invested Capital, or ROIC, is a non-GAAP financial measure. For purposes of calculating this long-term incentive, we define ROIC as follows:

ROIC	=	Operating Profit After Taxes	÷	Average Invested Capital
		Pre-tax income		Average total assets

+/– interest expense/income

+ implied interest portion of operating lease payments

+/– Unusual/non-recurring items

+ LTIP award expense

= Earnings before LTIP award expense, interest and taxes

– Estimated income tax expense

= Operating Profit After Taxes

– average cash and cash equivalents

– average year-end inventory

– non-interest-bearing current liabilities

+ 13-month average inventory

+ average estimated asset base of capitalized operating leases,

   as it relates to performance periods through 2018, and

   average lease asset, as it relates to performance

    periods after 2018

= Average Invested Capital

Certain items used in the calculation of ROIC for bonus purposes, such as the implied interest portion of operating lease payments, certain unusual or non-recurring items, average estimated asset base of capitalized operating leases, as it relates to performance periods through 2018, and average lease asset, as it relates to performance periods after 2018, and 13-month average inventory, while calculated from our financial records, cannot be calculated from our audited financial statements. Prior to the Compensation Committee determining whether bonus targets have been achieved, the Company’s independent registered public accounting firm, at the request, and for the restricted use, of the Compensation Committee, reviews the bonus calculations to ensure that the payout is calculated in accordance with the plan. There is a calculation of basic ROIC, which is not precisely the same as the ROIC calculation used for incentive compensation purposes because of the exclusion of certain items (see pages 50 through 51 for a discussion of disregarded items, and page 18 of our 2019 Annual Report on Form 10-K for a reconciliation to GAAP).

44	Foot Locker, Inc.

Executive Compensation

STOCK OPTIONS AND RSUs

The Compensation Committee granted time-based equity awards to the NEOs in 2019, splitting the total value of the award between stock options and time-based RSUs in order to enhance the retentive value of the LTI awards. In deciding to grant these awards and determining the value of the awards, the Compensation Committee considered each executive’s performance, position, and career potential and the competitive market for equivalent talent. See the Grants of Plan-Based Awards Table beginning on page 56 for additional information on awards granted in 2019.

The values shown in the Grants of Plan-Based Awards Table for the stock option grants in 2019 are based on a Black-Scholes value of $17.18 per share on the grant date. The amounts shown in the table do not necessarily reflect the actual value that may be realized by the NEOs. The option exercise price is equal to the closing price of the Common Stock on the grant date. Stock options normally vest at the rate of one-third of the total grant per year over the first three years of the ten-year option term, subject to continuous service through each vesting date and accelerated vesting in certain limited circumstances. Time-vested RSUs cliff vest generally after a period of three years. The Compensation Committee does not normally consider an executive’s gains from prior stock awards in granting new awards. The Compensation Committee determines the number of options granted based on a fixed value, using the Black-Scholes value on the grant date.

AFG

In 2018, the Compensation Committee, after considering the significant disruption occurring in the retail industry and the strategic work that would be necessary by the executives to accelerate the Company’s long-term growth, made one-time additional long-term incentive awards, or AFG awards, to the NEOs and other senior executives.

The AFG award covers a three-year performance period (2018-20) and is based on three equally-weighted metrics: (1) total revenue growth, (2) direct-to-customer revenue growth, and (3) EBIT margin. Prior to granting this new award, the Finance Committee reviewed and approved the 2018-19 financial plan and the forecast for 2020 on which the metrics are based. As the AFG performance period is on-going, we have not disclosed the actual targets because we believe it would be competitively harmful to do so. At the end of the performance period in 2021, the Committee will determine whether the performance goals have been achieved, and we will provide specific disclosure regarding the targets, performance results relative to those targets, and the earned payouts, if any, for the completed performance period.

Retirement Plan and Excess Cash Balance Plan

All U.S.-based employees and expatriate U.S. employees who met the eligibility requirements prior to the plan being frozen on December 31, 2019, including the NEOs, are participants in the Foot Locker Retirement Plan (“Retirement Plan”). The Retirement Plan and the method of calculating benefits payable under it are described on page 64. The Internal Revenue Code (“IRC”) limits the amount of compensation that may be taken into consideration in determining an individual’s retirement benefits. Therefore, those participants in the Retirement Plan whose compensation exceeds the IRC limit are also participants in the Excess Cash Balance Plan, described beginning on page 64, which provides a benefit equal to the difference between the amount a participant receives from the Retirement Plan and the amount the participant would have received were it not for the IRC limits. The Retirement Plan and Excess Cash Balance Plan take into account only base salary and annual bonus in determining pension benefits. Therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under these plans.

401(k) Plan

The Company has a 401(k) Plan that is available to employees whose primary place of employment is in the United States, as well as to expatriate U.S. employees. Eligible associates may contribute to the 401(k) Plan following 28 days of employment and are eligible for Company matching contributions upon completion of one year of service consisting of at least 1,000 hours. All of the NEOs participate in the 401(k) Plan. As of January 1, 2020, the 401(k) Plan allows eligible employees to contribute up to 40% of their compensation on a pre-tax basis, subject to a maximum of $19,500. Prior to January 1, 2020, the Company matched 25% of employees’ pre-tax contributions on up to the first 4% of the employees’ compensation (subject to certain limitations). Beginning January 1, 2020, the Company matches 100% of employees’ pre-tax contributions on up to the first 1% of the employees’ compensation (subject to certain IRC limitations), and 50%

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Executive Compensation

of the next 5%, subject to a maximum match of 3.5% if the participant contributes at least 6% to the plan. The matching contribution is made in cash. Prior to January 1, 2020, such matching contributions vested incrementally over the first five years of participation. Effective January 1, 2020, matching contributions vest over two years. See Note 6 to the Summary Compensation Table on page 54 for the amount of the Company match for each of the NEOs.

Supplemental Executive Retirement Plan

The Company maintains a Supplemental Executive Retirement Plan (“SERP”) for certain senior officers of the Company and other key employees, including the NEOs who met the eligibility requirements prior to the plan being frozen for new participants (including rehires) after December 31, 2018. The SERP is an unfunded plan that sets an annual target for each participant consisting of a percentage of base salary and annual bonus based on the Company’s performance against target. This is the same target as set under the Annual Incentive Plan. See page 65 for additional information regarding the SERP.

Based upon the Company’s performance in 2019, a credit of 5.2% of 2019 base salary was made to the SERP for each of the NEOs. Credits to the SERP are based only on base salary and annual bonus, if paid; therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under this plan. As of the end of 2019, the account balances of the NEOs ranged from $234,589 for Mr. Verma to $2,726,823 for Mr. Johnson. Under the terms of the SERP, executives are vested in their account balances based upon a combination of age and service. As of the end of 2019, all of the NEOs, other than Mr. Verma who has not yet met the age and service requirements, were vested in the SERP.

International Assignment Compensation

We provide employees on long-term international assignments with additional benefits and allowances that are designed to minimize any financial detriment or gain to the employee from an international assignment. None of the NEOs, other than Mr. Kimble, received any compensation under the International Assignment Policy (“IAP”) during 2019.

Perquisites

We provide the NEOs with certain perquisites, which the Compensation Committee believes to be reasonable and consistent with its overall objective of attracting and retaining talented executives. The Company provides the NEOs with an automobile allowance, medical expense reimbursement, supplemental long-term disability insurance, and financial planning. In addition, the Company reimburses Mr. Johnson for reasonable expenses of using car service for transportation in the New York metropolitan area. We also provide for continuation of medical and dental insurance benefits following retirement to participants who vested in the SERP prior to the start of the 2014 fiscal year when the benefit became closed to new participants. We do not provide a gross-up to executives for the income tax liability they incur due to their receipt of these perquisites.

Employment Agreements

As more fully described on page 55, we have employment agreements with each of our NEOs. Other than the agreement with Mr. Johnson as CEO, the agreements are substantially in the same form.

46	Foot Locker, Inc.

Executive Compensation

Procedures for Determining Compensation

Setting Compensation, Establishing Goals, and Evaluating Performance

As reflected in the following timeline, the Compensation Committee oversees a rigorous and comprehensive compensation approval, goal setting, and performance review process:

●   The Compensation Committee reviews any feedback from shareholder engagement meetings regarding the compensation program.

●   At its February meeting, the Compensation Committee discusses further refined planning and preliminary recommendations for the following fiscal year’s compensation program.

●   At its March meeting, final recommendations are presented, and the Compensation Committee approves the executive compensation design, components, and awards for each executive, and establishes the applicable annual bonus and LTIP performance goals. The Compensation Committee meets privately with the independent consultant to review and approve the CEO’s compensation.

Annual Review and Approvals (January -March)

Compensation Planning (May - November)

●   During its meetings over this period, the Compensation Committee has preliminary discussions with management and the Committee’s compensation consultant regarding the compensation program design for the following year, including reviewing compensation trends, peer group composition, a competitive analysis of individual executives’ compensation relative to market, preliminary pay recommendations and performance evaluations, and the current incentive payout forecast. The Compensation Committee provides feedback and direction regarding the program design for the next fiscal year.

●   The Compensation Committee meets privately with the independent consultant regarding the CEO’s compensation.

Additional Reviews (During Year)	● The Compensation Committee meets at other times during the year with management and privately with the independent consultant to review performance against the established performance goals, discuss developments and emerging trends, and review specific issues related to executive compensation or other issues related to management resources. The Compensation Committee also has responsibility for annually reviewing the compensation paid to non-employee directors and making recommendations to the full Board regarding the directors’ compensation program.

Each year, in advance of making compensation decisions for the upcoming year, the Compensation Committee meets with management and reviews the Company’s overall executive compensation program in light of the Company’s long-term strategy and financial objectives approved by the Finance Committee and the Board. The Compensation Committee meets with management, the Company’s compensation consultant, and the Compensation Committee’s independent compensation consultant to review the executive compensation environment, including recent developments and trends in executive compensation relative to the Company’s executive compensation program, and a historical view of the pay-for-performance correlation in the program and any changes to the program being recommended by management or either of the consultants.

After the financial results for the prior year have been finalized and audited, the Compensation Committee meets to review and approve bonus and incentive compensation payments for the prior year and to review and approve compensation arrangements, including base salaries, stock awards, and incentive plan targets, for the upcoming year. The Compensation Committee meets privately with its independent compensation consultant for the purpose of establishing the compensation of the CEO, including establishing target awards under the Annual Incentive Plan and the LTIP, and making stock awards to him under the Stock Incentive Plan. Except in the case of promotions or other unusual circumstances, the Compensation Committee considers granting stock awards only at this meeting, which is normally held within a few weeks following the issuance of the Company’s full-year earnings release for the prior year.

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Executive Compensation

Benchmarking Approach

We have established benchmarks for compensation, including cash and equity, for each NEO. These benchmarks are reviewed annually and are based upon compensation for comparable positions in a peer group consisting of (i) companies having revenues of approximately 0.5 to 2 times the Company’s revenue and market capitalization of approximately 0.25 to 4 times the Company’s market capitalization; and (ii) select sub-industries within the consumer discretionary sector most comparable to the Company’s business–apparel retail; apparel, accessories, and luxury goods; footwear; home furnishing retail; internet and direct marketing retail; and specialty stores. We also use the peer group data to assess the competitiveness of total direct compensation awarded to our senior executives and as a data point in designing compensation plans, benefits, and perquisites.

The Compensation Committee determined that the following companies, which comprised the peer group for 2019 compensation decisions, was the appropriate peer group for executive compensation purposes based upon the nature of their businesses, revenues, and the pool from which they recruit their executives.

PEER GROUP FOR 2019 COMPENSATION DECISIONS

American Eagle Outfitters, Inc Dick’s Sporting Goods, Inc Hanesbrands, Inc. PVH Corp. Sally Beauty Holdings, Inc. Tapestry, Inc. Ulta Beauty, Inc. Wayfair, Inc.	Bed Bath & Beyond Inc. Expedia, Inc. L Brands, Inc. Qurate Retail, Inc. Signet Jewelers Ltd. Tiffany & Co. Under Armour, Inc. Williams Sonoma, Inc.	Burlington Stores, Inc. The Gap, Inc. Michaels Companies, Inc. Ralph Lauren Corp. Skechers USA, Inc. Tractor Supply Co. Urban Outfitters, Inc.

One goal of the Compensation Committee is to provide competitive total compensation opportunities for the NEOs that vary with Company performance. The Compensation Committee uses the peer group benchmark information as a reference point in evaluating executive compensation, assessing the competitiveness of total direct compensation awarded to our senior executives, and designing compensation plans, benefits, and perquisites; it does not, however, attempt to match the compensation of each executive position in the Company precisely with that of an equivalent position in the peer group. In general, the Compensation Committee looks to position an executive’s total compensation at the median of comparable positions at peer companies, consistent with the Company’s revenue in relation to peer companies. The Compensation Committee also considers other factors, including performance, responsibility, experience, tenure, internal equity, and market positioning, when determining compensation.

During 2019, the Compensation Committee reviewed the peer group and determined that no changes to the peer group were appropriate for 2020 compensation decisions.

Use of Compensation Consultants

The Compensation Committee has retained as its advisor a nationally-recognized executive compensation consultant, Compensation Advisory Partners (“CAP”), that is independent and performs no work for management. CAP reports directly to the Compensation Committee, meets with the Compensation Committee privately without management present, and regularly communicates privately with the Compensation Committee Chair. CAP also meets with the Governance Committee regarding non-employee directors’ compensation and reports on related governance and trends. The Compensation Committee has assessed the independence of CAP based on standards promulgated by the SEC and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Compensation Committee. Each year, CAP reviews a report on risk in relation to the Company’s compensation policies and practices, provides a pay-for-performance analysis of our executive compensation program, and reviews the CEO’s compensation. In addition, each year CAP reviews and makes recommendations regarding the compensation program for non-employee directors, and the Compensation Committee considers the consultant’s report on the program. In 2019, management utilized the services of ClearBridge Compensation Group, a nationally-recognized compensation consultant, to provide advice on the executive compensation program and plan design.

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Executive Compensation

Management Involvement in Developing the Compensation Program

Management is involved in various aspects of developing the executive compensation program. Our Senior Vice President and Chief Human Resources Officer, Vice President-Total Rewards, and staff in the Human Resources Department work with our CEO to develop compensation recommendations for all corporate and executive officers other than the CEO. The CEO or the Senior Vice President and Chief Human Resources Officer reviews these proposals with the Compensation Committee Chair, and may make changes to the recommendations based upon her input, before the recommendations are presented to the Compensation Committee for review. Our Senior Vice President and General Counsel also attends meetings of the Compensation Committee and participates in some of these discussions and preparations.

Additional Information

Key Compensation Governance Policies

CLAWBACK POLICY

We have adopted a clawback policy that provides for the recovery of incentive compensation paid in cash or equity if the Compensation Committee determines that the participant (1) engaged in fraud or gross misconduct which results in an accounting adjustment, whether or not the adjustment results in a restatement of our financial statements, or (2) committed a significant legal or compliance violation of the Company’s policies or Code of Business Conduct. The Compensation Committee is closely monitoring the proposed SEC rules regarding recoupment of incentive-based compensation and will amend the policy if necessary when the final rules are adopted.

STOCK OWNERSHIP GUIDELINES

We have meaningful stock ownership guidelines for our senior executives. These are set at six times annual base salary for the CEO, three times annual base salary for executive vice presidents, two times annual base salary for senior vice presidents, and a multiple of annual base salary for other covered executives. If an executive has not met the ownership requirements following a five-year phase-in period, the executive is required to hold 100% of net shares acquired from the vesting of restricted stock or RSUs or the exercise of stock options until they comply with the stock ownership guidelines. At the end of 2019, all of the NEOs met or exceeded their applicable ownership guidelines.

NO TAX GROSS-UPS

We do not provide a tax gross-up with regard to any compensation, benefit, or perquisite paid by the Company, other than our IAP or relocation program that is applicable to all employees. We also do not provide tax gross-ups for any amount paid to an executive upon termination of employment or in connection with a change in control.

ANTI-HEDGING POLICY

We do not permit our directors, officers, division principals, and certain other executives to take short positions in our shares or to hedge their economic interest in their shares. This policy applies to all hedging instruments, including, among others, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

NO STOCK OPTION REPRICING

Our Stock Incentive Plan does not permit the repricing of stock options without shareholder approval.

Compensation Plans and Risk

We believe that our compensation program encourages our NEOs to take action to improve the Company’s performance without encouraging them to take undue risk. The performance-based annual cash incentive, LTIP elements, and AFG awards of the program are paid based upon performance as compared to the Company’s annual, two-year, and three-year financial plans, respectively, which are prepared each year by the Company’s management and reviewed and approved by the Finance Committee and the Board. No incentive awards are earned or paid unless the applicable performance goals are achieved. We believe that, on balance, the plans are reasonably achievable under normal business conditions. This encourages our executives to manage the business well without pressuring them to take undue risks in order to obtain a payout.

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Executive Compensation

Our equity-based compensation for the NEOs is designed with a similar goal in mind. We believe that our equity grants are reasonable in relation to overall compensation. Stock options normally vest ratably over a three-year period and have a 10-year term, and time-vested RSUs cliff vest generally after a period of three years, thereby each reducing the risk that an executive will take short-term action to inflate the price of the Company’s stock for a brief period.

LTIP payouts are calculated at the conclusion of a two-year performance period, but are not actually paid to the participant until after an additional year of vesting has been satisfied. In addition to serving as a retention vehicle, this also requires that the executive continue to have the value of the stock portion of their award at risk, dependent on fluctuations in stock price, for an additional year. It also allows a year to pass in which any issues concerning the Company’s operating or financial performance may come to light before payments are made.

In addition, there are certain other factors related to our compensation programs for the NEOs that we believe help reduce the likelihood that our compensation programs will encourage our executives to take undue risk, as described below. See pages 49 through 50 for a discussion of compensation and risk in our compensation plans more generally, and the procedures we followed to evaluate risk.

Factor	Description
ROIC as LTIP Measurement	As a retail company, we believe that one of the potential risks we have is that management will attempt to achieve profit targets without taking into account the capital used, particularly working capital invested in inventory and operating leases. We have, therefore, designed our LTIP for senior management, including the NEOs, to take into account ROIC as well as net income in determining whether a bonus will be paid.
No Bonus Payments to Executives with Poor Performance Ratings	We have designed our plans so that executives who receive a “Not Meeting Performance” rating under the Company’s annual performance appraisal process are not eligible to receive an annual bonus payment. This helps prevent an individual executive from taking any action inconsistent with the business plan or otherwise exposing the Company to undue risk.
Incentive Targets	Bonus targets are based on the financial plan that is reviewed and approved by the Board.
Incentive Payments Proportional to Base Salary	We believe that our cash incentive payments are not outsized in relation to base salary. Mr. Johnson, as CEO, has the opportunity to earn at target 200% of his base salary in annual bonus and 325% of his base salary in LTIP. Comparable percentages for the other NEOs currently range from 75% to 100% for annual bonus and LTIP.
Bonus Caps	Annual cash bonus to executives are capped and do not include excessive leverage.
Mix of Components	We use a mix of annual and long-term incentive components, as well as a mix between the use of cash and equity.

Delegation of Authority

The Compensation Committee currently has delegated authority to its Chair to approve, between committee meetings, time-vested RSU awards up to 7,500 RSUs per individual award and stock option awards up to 25,000 shares per individual award, in both cases only to executives who are not corporate or executive officers of the Company, division chief executive officers, or general managers. It is expected that the Chair would use this authority to approve awards made during the course of the year in connection with promotions, new hires, or special retention purposes. Options are priced at fair market value on the date the Chair signs the approval, which is the grant date for awards made under this delegation authority. Similarly, the value of RSU awards is based on the fair market value on the date the Chair signs the approval. The Chair did not use this authority in 2019. The Compensation Committee has not delegated authority to management to make stock option, restricted stock, RSU, or other equity-based awards.

Items Disregarded for Bonus Calculations

Annual Incentive and LTIP payments are formula-driven based upon Company performance, and our 2019 program for the NEOs does not provide for discretionary adjustments based upon individual performance. The Compensation Committee may, however, in its sole discretion, determine to eliminate or reduce the amounts payable under these incentive programs, but has no discretion to increase Annual Incentive or LTIP payments. When establishing the targets, the Compensation

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Committee normally specifies certain items that it considers to be unusual or non-recurring, and these events, if they occur, are excluded when calculating payments. All of the references in this CD&A to target and actual performance levels refer to amounts after taking these adjustments into consideration.

Accounting and Tax Considerations of Executive Compensation

While we review both the accounting and tax effects of various components of compensation, these effects are not a significant factor in the Compensation Committee’s allocation of compensation among the different components. The 2017 U.S. Tax Reform Legislation amended Section 162(m) to eliminate the “performance-based compensation” exception effective for tax years beginning after December 31, 2017. Notwithstanding this change in the tax law, the Compensation Committee is committed to the principles of linking executive pay closely to the Company’s strategy and performance, establishing challenging and measurable performance goals, and providing payout limits under annual and long-term incentive plans. However, the Compensation Committee believes that in certain instances it is in the Company’s and our shareholders’ best interests to have the flexibility to pay compensation that is not deductible so that we may provide compensation consistent with our program and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with management and, based on that review and discussion, has recommended to the Board that the CD&A be included in this proxy statement.

Members of the Compensation Committee

*	Ms. Nicosia joined the Compensation Committee effective February 2, 2020.

Compensation Committee Interlocks and Insider Participation

Maxine Clark, Alan D. Feldman, Steven Oakland, Cheryl Nido Turpin, and Kimberly Underhill served on the Compensation Committee during 2019. None of the committee members was an officer or employee of the Company or any of its subsidiaries, and there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Compensation and Risk

The Company has completed a risk-related review and assessment of our compensation program and concluded that our executive compensation is not reasonably likely to result in a material adverse effect on the Company. As part of this review, the independent compensation consultant to the Compensation Committee reviewed risk in relation to the Company’s compensation policies and practices with the Company’s human resources executives directly involved in compensation matters. The consultant reviewed the compensation policies and practices in effect for corporate and division employees through the manager level, store managers, and store employees, and reviewed the features we have built into the compensation programs to discourage excessive risk taking by employees, including a balance between different elements of compensation, differing time periods for different elements, consistent Company-wide programs, plan performance targets based on the corporate budgeting process, and stock ownership guidelines for senior management.

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Executive Compensation	Executive Compensation

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
Richard A. Johnson Chairman, President and Chief Executive Officer	2019	1,137,500	4,937,521	1,200,004	1,378,650	521,588	46,942		9,222,205
	2018	1,100,000	8,875,069	1,124,999	1,859,000	380,307	307,799	(7)	13,647,174
	2017	1,100,000	2,750,061	2,200,005	—	294,161	48,995		6,393,222
Lauren B. Peters Executive Vice President and Chief Financial Officer	2019	693,750	950,053	250,006	315,309	298,364	18,455		2,525,937
	2018	675,000	1,925,101	250,001	427,781	182,072	13,404		3,473,359
	2017	675,000	506,314	500,009	—	174,281	7,646		1,863,250
Stephen D. “Jake” Jacobs Executive Vice President and Chief Executive Officer—North America	2019	868,750	1,250,058	375,009	520,381	369,531	31,584		3,415,313
	2018	850,000	2,600,048	250,001	1,336,200	246,502	23,980		5,306,731
	2017	850,000	637,554	500,009	—	179,511	32,924		2,199,998
Lewis P. Kimble Executive Vice President and Chief Executive Officer—Asia Pacific	2019	650,000	712,585	225,002	257,888	332,153	428,294		2,605,922
	2018	650,000	1,712,620	225,005	—	247,830	1,314,603		4,150,058
	2017	650,000	365,679	450,013	—	263,152	386,641		2,115,485
Pawan Verma Executive Vice President and Chief Information and Customer Connectivity Officer	2019	606,250	718,832	250,006	275,541	76,882	39,554		1,967,065
	2018	550,000	1,312,563	150,003	348,562	90,599	42,514		2,494,241
	2017	493,333	1,785,721	225,006	—	49,737	43,855		2,597,652

Notes to Summary Compensation Table

(1)	The amounts in columns (c) and (f) reflect the annual base salaries and non-equity incentive plan compensation, respectively, earned by our NEOs for the designated years. For 2019, these combined amounts represented the following percentage of the NEOs’ total compensation: Mr. Johnson (27.3%), Ms. Peters (39.9%), Mr. Jacobs (40.7%), Mr. Kimble (34.8%), and Mr. Verma (44.8%). Information on the NEOs’ employment agreements appears on page 55.
(2)	The amounts in these columns reflect the stock and option awards granted in the designated years. The amounts represent the aggregate grant date fair value of the awards granted in each respective year calculated in accordance with stock-based compensation accounting rules. A discussion of the assumptions used in computing the award values may be found in Note 21 to our financial statements in our 2019 Annual Report on Form 10-K. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include, for restricted stock awards, expected dividend payments at the same rate as paid on our shares of Common Stock. See the Grants of Plan-Based Awards Table beginning on page 56 for additional information on awards granted in 2019. The amounts shown in the table do not necessarily reflect the actual value that may be recognized by the NEOs.
(3)	The amounts in this column include the grant date fair value of PBRSUs granted for the long-term performance measurement periods of 2019-20, 2018-19, and 2017-18, valued at grant date based upon the probable outcome of meeting the performance conditions, which is based on the target performance level. The amounts are consistent with the estimates of the aggregate compensation cost to be recognized over the service period determined at the grant date under stock-based compensation accounting rules, and exclude the effect of estimated forfeitures. Assuming the maximum performance level, the grant date fair value of the PBRSUs granted for the long-term performance measurement period of 2019-20 would be $7,150,011 for Mr. Johnson; $1,350,021 for Ms. Peters; $1,700,006 for Mr. Jacobs; $975,044 for Mr. Kimble; and $825,042 for Mr. Verma. This column also includes restricted stock or time-based RSU awards, where applicable. See the Grants of Plan-Based Awards Table beginning on page 56 for additional information on the awards granted in 2019.
(4)	For 2019, this column reflects the cash incentive bonuses earned under the Annual Incentive Plan for 2019, as shown in Table I below, which will be paid at a later to-be-determined date in 2020, subject to the NEO’s employment on such payment date. All LTIP payouts earned for the 2018-19 performance measurement period will be paid in stock. For 2018, this column reflects the cash incentive payments made in 2019 under the Annual Incentive Plan for 2018, as shown in Table II below. No LTIP payouts were earned for the 2017-18 performance measurement period. For 2017, there were no cash incentive payouts made under the Annual Incentive Plan for 2017 and no LTIP payouts were earned for the 2016-17 performance measurement period.

I—Cash Incentive Payouts for 2019

Payout in 2020
Name	Annual Incentive Plan Cash Payment for 2019 ($)
Johnson	1,378,650
Peters	315,309
Jacobs	520,381
Kimble	257,888
Verma	275,541

II—Cash Incentive Payouts for 2018

	Payout in 2019	Payout in 2020
Name	Annual Incentive Plan Cash Payment for 2018 ($)	LTIP 2017-18 Performance Period (Cash Payout Earned— Paid in 2020) ($)	Total As Shown in Summary Compensation Table ($)
Johnson	1,859,000	N/A	1,859,000
Peters	427,781	—	427,781
Jacobs	1,336,200	—	1,336,200
Kimble	—	—	—
Verma	348,562	—	348,562

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Executive Compensation

(5)	The amounts in this column represent the annual change in pension value during each of our last three fiscal years. See page 63 for more information on 2019 pension benefits.
(6)	The amounts in this column represent perquisites and other compensation attributable to the executives for 2019, valued at the incremental cost to the Company of providing them, which represents the actual cost.
(A)	The amounts shown under Medical Expense Reimbursement reflect amounts reimbursed in 2019, which may also include reimbursement of amounts submitted in 2019 for expenses incurred in 2018.
(B)	The amounts shown under Financial Planning reflect the total amounts paid, including fees.
(C)	The amounts shown under 401(k) Match reflect the Company’s matching contribution under the Foot Locker 401(k) Plan made to the NEO’s account.
(D)	For Messrs. Johnson and Kimble, the amounts shown under Expatriate Tax Payments reflect expatriate compensation for 2019 in connection with their prior roles as President and Chief Executive Officer of Foot Locker Europe and Executive Vice President and Chief Executive Officer—International, respectively, each in Vianen, The Netherlands. Under Expatriate Tax Payments, the amounts shown include tax equalization payments, and U.S. and foreign tax payments net of hypothetical tax deductions, in connection with their international assignments. These payments were made under the IAP and are designed to facilitate these assignments by holding these employees responsible for the tax liabilities they would have incurred had they remained in their home countries. The amounts reported under Expatriate Tax Payments represent the sum of the actual tax payments and other tax items associated with their assignments less their hypothetical tax withholding.
Name	Automobile Allowance ($)	Car Service Reimbursement ($)	Medical Expense Reimbursement ($)(A)	Supplemental LTD Insurance Premium ($)	Financial Planning ($)(B)	401(k) Match ($)(C)	Expatriate Tax Payments ($)(D)	Total ($)
Johnson	7,472	14,525	6,367	5,666	9,000	2,800	1,112	46,942
Peters	13,050	–	2,605	–	–	2,800	—	18,455
Jacobs	23,784	–	5,000	–	–	2,800	—	31,584
Kimble	–	–	62	–	–	2,800	425,432	428,294
Verma	27,277	–	3,843	3,374	2,260	2,800	—	39,554
(7)	The amount in this column is restated from the disclosure found in our 2019 Proxy Statement to include Expatriate Tax Payments attributable to Mr. Johnson for 2018, valued at the incremental cost to the Company of providing them, which represents the actual cost. These Expatriate Tax Payments reflect expatriate compensation for 2018 in connection with his prior role as President and Chief Executive Officer of Foot Locker Europe in Vianen, The Netherlands. The amount shown includes tax equalization payments, and U.S. and foreign tax payments net of hypothetical tax deductions, of $245,198 for 2018, in connection with his international assignment.

The Company has established a trust for certain benefit plans, arrangements, and agreements, including the SERP, the Foot Locker Excess Cash Balance Plan, the executive employment agreements, and other benefit plans, agreements or arrangements that may be covered at a later date (collectively, the “Benefit Obligations”). Upon the occurrence of a Potential Change in Control of the Company as defined in the trust agreement, the Company is required to fund the trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee would be required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

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Employment Agreements

We have employment agreements with each of the NEOs, and we describe the material terms of each of these agreements below. Information on estimated potential payments and benefits upon termination of the agreements is described under Potential Payments Upon Termination or Change in Control beginning on page 66.

Richard A. Johnson

Position. We have an employment agreement with Mr. Johnson in connection with his position as Chief Executive Officer.

Term. The term of this agreement ends on January 31, 2021. The agreement contains an “evergreen” renewal provision that provides for additional one-year renewals of the employment term, unless either party gives notice of non-renewal one year prior to the end of the then-current term.

Base Salary and Bonus. During the term of the agreement, the Company shall pay Mr. Johnson an annual base salary of not less than $1,000,000. Mr. Johnson’s 2019 base salary rate was $1,150,000. As Chief Executive Officer, for 2019, Mr. Johnson’s annual bonus at target under the Annual Incentive Plan was 200% of his base salary, and his annual bonus at target under the LTIP was 325% of his base salary at the start of the performance period.

Benefit Plans and Perquisites. Mr. Johnson is entitled to participate in all bonus, incentive, and equity plans offered to senior executives, including company-paid life insurance, long-term disability coverage, and reimbursement for certain medical, transportation, and financial planning expenses.

Non-Compete Provision. Mr. Johnson’s agreement provides that he may not compete with the Company or solicit our employees for two years following the termination of his employment agreement.

Certain Defined Terms. Mr. Johnson’s agreement includes definitions of certain terms such as “Cause” (i.e., for Mr. Johnson’s dismissal), “Good Reason” (i.e., for Mr. Johnson’s resignation), “Change in Control” (which includes, among other things, the acquisition of 35% or more of the Company’s outstanding stock), and “Disability.”

Other NEOs

Position/Term/Base Salary. We have substantially identical employment agreements with these executives in their current positions, as follows:

Name	Position	Current Term End Date	Current Base Salary Rate ($)
Peters	Executive Vice President and Chief Financial Officer	1/31/2021	700,000
Jacobs	Executive Vice President and Chief Executive Officer—North America	1/31/2021	875,000
Kimble	Executive Vice President and Chief Executive Officer—Asia Pacific	1/31/2021	650,000
Verma	Executive Vice President and Chief Information and Customer Connectivity Officer	1/31/2021	625,000

The terms of the agreements will automatically be extended for another year unless notice of non-renewal is given by the October 31 prior to the then-current expiration of the term. We pay these executives annual base salaries at rates not less than their salaries at the start of their agreements. The executives’ base salaries for 2019 are shown in the table above.

Benefit Plans and Perquisites. These executives are entitled to participate in all benefit plans and arrangements in effect at the start of the agreement, including retirement plans, Annual Incentive Plan, LTIP, medical, dental, and disability plans, and any other plans subsequently offered to our senior executives.

Non-Compete Provision. The executives’ agreements provide that they may not compete with the Company or solicit our employees for two years following the termination of their employment agreements.

Certain Defined Terms. The executives’ agreements include definitions of certain terms such as “Cause” (i.e., for the executive’s dismissal), “Good Reason” (i.e., for the executive’s resignation), “Change in Control” (which includes, among other things, the acquisition of 35% or more of the Company’s outstanding stock), and “Disability.”

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Executive Compensation

Grants of Plan-Based Awards Table

The following table shows the awards made to the NEOs in 2019 under the Annual Incentive Plan and the LTIP, as well as the RSU and stock option awards under the Stock Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Johnson	03/27/19	(1)	568,750	2,275,000	4,550,000
	03/27/19	(2)				15,853	63,412	126,824				3,737,503
	03/27/19	(3)								69,829	58.94	1,200,004
	03/27/19	(4)							20,360			1,200,018
Peters	03/27/19	(1)	130,078	520,313	1,040,625
	03/27/19	(2)				2,970	11,877	23,753				700,030
	03/27/19	(3)								14,548	58.94	250,006
	03/27/19	(4)							4,242			250,023
Jacobs	03/27/19	(1)	217,188	868,750	1,737,500
	03/27/19	(2)				3,712	14,846	29,692				875,023
	03/27/19	(3)								21,822	58.94	375,009
	03/27/19	(4)							6,363			375,035
Kimble	03/27/19	(1)	121,875	487,500	975,000
	03/27/19	(2)				2,068	8,272	16,543				487,552
	03/27/19	(3)								13,093	58.94	225,002
	03/27/19	(4)							3,818			225,033
Verma	03/27/19	(1)	113,672	454,688	795,703
	03/27/19	(2)				1,989	7,954	15,907				468,809
	03/27/19	(3)								14,548	58.94	250,006
	03/27/19	(4)							4,242			250,023

(1)    Annual Incentive Awards

Amounts shown reflect the payment levels at threshold, target, and maximum performance for the 2019 fiscal year under the Annual Incentive Plan and reflect the potential amounts that would be paid at the end of the period if the applicable performance goals were achieved. The estimated bonus payouts are based on a percentage of the executive’s base salary, as shown in the table below:

Name	Threshold	Target	Maximum
Johnson	50%	200%	400%
Peters, Kimble and Verma	18.75%	75%	150%
Jacobs	25%	100%	200%

The annual bonus payments actually made to the NEOs for 2019 are shown in Note 4 to the Summary Compensation Table beginning on page 52.

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 (2)    LTIP Awards

Provided the performance goals for the 2019-20 long-term performance measurement period are achieved, the payout structure of the executives’ awards is as follows: (a) 100% of the award would be payable in RSUs, and (b) the payout would be subject to a time-based, one-year vesting period following the end of the performance measurement period before payout to the executives. Columns (f), (g), and (h) show the number of RSUs that would be paid out at threshold, target, and maximum performance if the applicable performance goals are achieved for the 2019-20 performance measurement period.

The threshold, target, and maximum number of RSUs for each executive was calculated on the grant date on the basis of that day’s closing stock price of a share of Common Stock. The closing price on the grant date of March 27, 2019 for each of the NEOs was $58.94. Similarly, the grant date fair value of the RSU awards are based on the closing stock price on this grant date. The actual number of RSUs paid out will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date in 2022. No dividends are paid or accrued for the RSUs.

The aggregate payout in stock at threshold, target, and maximum performance for each of the NEOs is based on a percentage of the executive’s base salary in the first year of the performance period, adjusted for promotion-related salary increases. The percent of base salary for each executive at threshold, target, and maximum performance is shown in the table below:

Name	Threshold	Target	Maximum
Johnson	81.25%	325%	650%
Peters and Jacobs	25%	100%	200%
Kimble and Verma	18.75%	75%	150%

No amounts would be paid to the executives under the LTIP awards unless the performance goals for the performance measurement period are achieved.

(3)    Stock Option Grants

The amounts in column (j) reflect the number of stock options granted in 2019 under the Stock Incentive Plan. The exercise price reflected in column (k) is equal to the closing price of a share of Common Stock on the grant date. In general, no portion of any stock option may be exercised until the first anniversary of its grant date. Vested options may be exercised for ten years following the grant date, unless the option is cancelled or exercised sooner. If the executive retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then exercisable, plus those options that would have become exercisable on the next anniversary of the grant date, will remain (or become) exercisable as of that date. Options granted in 2019 will become exercisable upon a participant’s termination of employment on or within 24 months following a Change in Control. In general, options may remain exercisable for up to three years following a participant’s retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause.

The vesting schedule for options granted to the executives in 2019 is as follows:

Name	Grant Date	Shares (#)	Vest Date: Shares (#)		Vest Date: Shares (#)		Vest Date: Shares (#)
Johnson	03/27/19	69,829	03/27/20:	23,276	03/27/21:	23,276	03/27/22:	23,277
Peters and Verma	03/27/19	14,548	03/27/20:	4,849	03/27/21:	4,849	03/27/22:	4,850
Jacobs	03/27/19	21,822	03/27/20:	7,274	03/27/21:	7,274	03/27/22:	7,274
Kimble	03/27/19	13,093	03/27/20:	4,364	03/27/21:	4,364	03/27/22:	4,365

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Executive Compensation

 (4)    RSUs

The amounts shown in the table represent the number of RSUs awarded under the Stock Incentive Plan on the grant date. The award will vest according to the schedule below, provided that the executive remains employed by the Company through the vesting date. No dividends are paid or accrued for RSU awards.

Name	Grant Date	Shares (#)	Vest Date
Johnson	03/27/19	20,360	03/27/22
Peters	03/27/19	4,242	03/27/22
Jacobs	03/27/19	6,363	03/27/22
Kimble	03/27/19	3,818	03/27/22
Verma	03/27/19	4,242	03/27/22

(5)    Grant Date Fair Value

The amounts shown in column (l) reflect the aggregate grant date fair value of the RSU and stock option awards granted in 2019, calculated in accordance with stock-based compensation accounting rules. A discussion of the assumptions used in computing the award values are found in Note 21 to our financial statements in our 2019 Annual Report on Form 10-K. For option awards, the value is calculated by multiplying the Black-Scholes value by the number of options granted. For RSUs, the fair value is calculated by multiplying the closing price of our Common Stock on the NYSE on the award date by the number of RSUs granted. For the PBRSUs in connection with the 2019-20 performance period, the fair value is calculated based upon the probable outcome of meeting the performance conditions at the target performance level and multiplying the number of units that would be received at that level by the closing price of a share of our Common Stock on the grant date. This is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined at the grant date under stock-based compensation accounting rules. All of these values are shown in the table below.

Name	Black-Scholes Value for Stock Options Granted on March 27, 2019 ($)	LTIP PBRSU Awards Granted on March 27, 2019 ($)	Time-Based RSU Awards Granted on March 27, 2019 ($)
Johnson	17.18	58.94	58.94
Peters, Jacobs, Kimble and Verma	17.18	58.94	–

Assuming the maximum performance level, the grant date fair value of the PBRSUs granted for the long-term performance measurement period of 2019-20 would be $7,150,011 for Mr. Johnson; $1,350,021 for Ms. Peters; $1,700,006 for Mr. Jacobs; $975,044 for Mr. Kimble; and $825,042 for Mr. Verma.

58	Foot Locker, Inc.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of outstanding stock options, both vested and unvested, and the number of unvested shares of restricted stock and RSUs held by the NEOs at the end of the 2019 fiscal year:

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Johnson	80,000	—	—	18.84	03/23/2021	—	—	—	—
	49,000	—	—	30.92	03/21/2022	—	—	—	—
	47,000	—	—	34.24	03/28/2023	—	—	—	—
	37,000	—	—	45.08	03/26/2024	—	—	—	—
	55,000	—	—	56.35	12/01/2024	—	—	—	—
	207,900	—	—	62.11	03/25/2025	—	—	—	—
	139,380	—	—	63.79	03/23/2026	—	—	—	—
	94,138	47,069	—	72.83	03/22/2027	—	—	—	—
	30,364	60,729	—	44.78	03/28/2028	—	—	—	—
	—	69,829	—	58.94	03/27/2029	—	—	—	—
	—	—	—	—	—	20,360	773,069	—	—
	—	—	—	—	—	25,123	953,920	—	—
	—	—	—	—	—	62,824	2,385,427	—	—
	—	—	—	—	—	—	—	126,824	4,815,507
	—	—	—	—	—	—	—	217,723	8,266,942
Peters	40,000	—	—	24.75	05/26/2021	—	—	—	—
	44,000	—	—	30.92	03/21/2022	—	—	—	—
	42,000	—	—	34.24	03/28/2023	—	—	—	—
	34,000	—	—	45.08	03/26/2024	—	—	—	—
	32,000	—	—	62.11	03/25/2025	—	—	—	—
	28,510	—	—	63.79	03/23/2026	—	—	—	—
	21,395	10,698	—	72.83	03/22/2027	—	—	—	—
	6,747	13,496	—	44.78	03/28/2028	—	—	—	—
	—	14,548	—	58.94	03/27/2029	—	—	—	—
	—	—	—	—	—	4,242	161,069	—	—
	—	—	—	—	—	5,444	206,709	—	—
	—	—	—	—	—	5,583	211,987	—	—
	—	—	—	—	—	9,406	357,146	—	—
	—	—	—	—	—	15,421	585,535	—	—
	—	—	—	—	—	—	—	23,753	901,901
	—	—	—	—	—	—	—	32,659	1,240,062
Jacobs	8,000	—	—	34.24	03/28/2023	—	—	—	—
	12,667	—	—	45.08	03/26/2024	—	—	—	—
	13,600	—	—	56.35	12/01/2024	—	—	—	—
	21,000	—	—	62.11	03/25/2025	—	—	—	—
	28,510	—	—	63.79	03/23/2026	—	—	—	—
	21,395	10,698	—	72.83	03/22/2027	—	—	—	—
	6,747	13,496	—	44.78	03/28/2028	—	—	—	—
	—	21,822	—	58.94	03/27/2029	—	—	—	—
	—	—	—	—	—	5,583	211,987	—	—
	—	—	—	—	—	6,363	241,603	—	—
	—	—	—	—	—	8,165	310,025	—	—
	—	—	—	—	—	11,758	446,451	—	—
	—	—	—	—	—	19,419	737,339	—	—
	—	—	—	—	—	—	—	29,692	1,013,495
	—	—	—	—	—	—	—	48,988	1,860,074
Kimble	19,000	—	—	45.08	03/26/2024	—	—	—	—
	21,000	—	—	62.11	03/25/2025	—	—	—	—
	28,510	—	—	63.79	03/23/2026	—	—	—	—
	19,256	9,628	—	72.83	03/22/2027	—	—	—	—
	6,073	12,146	—	44.78	03/28/2028	—	—	—	—
	—	13,093	—	58.94	03/27/2029	—	—	—	—
	—	—	—	—	—	3,818	144,969	—	—
	—	—	—	—	—	5,025	190,799	—	—
	—	—	—	—	—	5,444	206,709	—	—
	—	—	—	—	—	11,137	422,872	—	—
	—	—	—	—	—	—	—	16,543	628,138
	—	—	—	—	—	—	—	32,659	1,240,062

2020 Proxy Statement	59

Executive Compensation

		Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Verma	11,346	—	—	73.21	08/10/2025	—	—	—	—
	14,255	—	—	63.79	03/23/2026	—	—	—	—
	9,628	4,814	—	72.83	03/22/2027	—	—	—	—
	4,048	8,098	—	44.78	03/28/2028	—	—	—	—
	—	14,548	—	58.94	03/27/2029	—	—	—	—
	—	—	—	—	—	3,350	127,200	—	—
	—	—	—	—	—	4,083	155,032	—	—
	—	—	—	—	—	4,242	161,069	—	—
	—	—	—	—	—	9,424	357,829	—	—
	—	—	—	—	—	21,515	816,925	—	—
	—	—	—	—	—	21,515	816,925	—	—
	—	—	—	—	—	—	—	15,907	603,989
	—	—	—	—	—	—	—	24,494	930,037

Notes to Table on Outstanding Equity Awards at Fiscal Year-End

(1)	The Vesting Schedules for the options shown in columns (b) and (c) are as follows:

Name	Total Securities Underlying Unexercised Options (#)	Grant Date	Vesting Date for 1/3 of Total Grant	Vesting Date for 1/3 of Total Grant	Vesting Date for 1/3 of Total Grant
Johnson	80,000	03/23/2011	03/23/2012	03/23/2013	03/23/2014
	49,000	03/21/2012	03/21/2013	03/21/2014	03/21/2015
	47,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	37,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	55,000	12/01/2014	12/01/2015	12/01/2016	12/01/2017
	207,900	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	139,380	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	141,207	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	91,093	03/28/2018	03/28/2019	03/28/2020	03/28/2021
	69,829	03/27/2019	03/27/2020	03/27/2021	03/27/2022
917,409
Peters	40,000	05/26/2011	05/26/2012	05/26/2013	05/26/2014
	44,000	03/21/2012	03/21/2013	03/21/2014	03/21/2015
	42,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	34,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	32,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	32,093	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	20,243	03/28/2018	03/28/2019	03/28/2020	03/28/2021
	14,548	03/27/2019	03/27/2020	03/27/2021	03/27/2022
287,394

60	Foot Locker, Inc.

Executive Compensation

Name	Total Securities Underlying Unexercised Options (#)	Grant Date	Vesting Date for 1/3 of Total Grant	Vesting Date for 1/3 of Total Grant	Vesting Date for 1/3 of Total Grant
Jacobs	8,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	12,667	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	13,600	12/01/2014	12/01/2015	12/01/2016	12/01/2017
	21,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	32,093	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	20,243	03/28/2018	03/28/2019	03/28/2020	03/28/2021
	21,822	03/27/2019	03/27/2020	03/27/2021	03/27/2022
157,935
Kimble	19,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	21,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	28,884	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	18,219	03/28/2018	03/28/2019	03/28/2020	03/28/2021
	13,093	03/27/2019	03/27/2020	03/27/2021	03/27/2022
128,706
Verma	11,346	08/10/2015	08/10/2016	08/10/2017	08/10/2018
	14,255	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	14,442	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	12,146	03/28/2018	03/28/2019	03/28/2020	03/28/2021
	14,548	03/27/2019	03/27/2020	03/27/2021	03/27/2022
66,737

(2)	The vesting dates for the RSU awards shown in columns (g) and (i) are set forth in the table below. The RSU awards shown in column (i) granted in 2018 were earned following the end of the 2019 fiscal year when the Compensation Committee certified the achievement of the performance goals at target performance; and the RSU awards shown in column (i) granted in 2019 will be earned only if the threshold performance goals for the 2019-20 performance measurement period are achieved and, if earned, will vest in 2022.

Name	Grant Date	Type of Award	Shares/RSUs (#)	Vesting Date
Johnson	03/28/2018	RSU	25,123	03/28/2021
	03/28/2018	RSU	62,824	03/28/2021
	04/12/2018	RSU	217,723	03/24/2021
	03/27/2019	RSU	20,360	03/27/2022
	03/27/2019	RSU	126,824	03/27/2022
Peters	03/23/2016	RSU	9,406	03/23/2020
	03/28/2018	RSU	5,583	03/28/2021
	03/28/2018	RSU	15,421	03/28/2021
	04/12/2018	RSU	5,444	03/24/2021
	04/12/2018	RSU	32,659	03/24/2021
	03/27/2019	RSU	4,242	03/27/2022
	03/27/2019	RSU	23,753	03/27/2022

2020 Proxy Statement	61

Executive Compensation

Name	Grant Date	Type of Award	Shares/RSUs (#)	Vesting Date
Jacobs	03/23/2016	RSU	11,758	03/23/2020
	03/28/2018	RSU	5,583	03/28/2021
	03/28/2018	RSU	19,419	03/28/2021
	04/12/2018	RSU	8,165	03/24/2021
	04/12/2018	RSU	48,988	03/24/2021
	03/27/2019	RSU	6,363	03/27/2022
	03/27/2019	RSU	29,692	03/27/2022
Kimble	03/28/2018	RSU	5,025	03/28/2021
	03/28/2018	RSU	11,137	03/28/2021
	04/12/2018	RSU	5,444	03/24/2021
	04/12/2018	RSU	32,659	03/24/2021
	03/27/2019	RSU	3,818	03/27/2022
	03/27/2019	RSU	16,543	03/27/2022
Verma	09/28/2017	RSU	21,515	09/28/2020
	09/28/2017	RSU	21,515	09/28/2021
	03/28/2018	RSU	3,350	03/28/2021
	03/28/2018	RSU	9,424	03/28/2021
	04/12/2018	RSU	4,083	03/24/2021
	04/12/2018	RSU	24,494	03/24/2021
	03/27/2019	RSU	4,242	03/27/2022
	03/27/2019	RSU	15,907	03/27/2022

(3)	Value calculated by multiplying the number of unvested shares or units by the closing price of $37.97 on February 1, 2020, which was the last business day of the 2019 fiscal year. The values shown in columns (h) and (j) for the RSUs are based on:

●	the number of RSUs at target performance for the 2018-19 performance period, which will vest in March 2021; and

●	the number of RSUs that may be earned at maximum performance for the 2019-20 long-term performance period.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the NEOs during 2019 and restricted stock and RSU awards that vested during the year:

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Johnson	80,000	3,592,616	—	—
Peters	—	—	9,406	535,295
Jacobs	—	—	11,757	669,091
Kimble	—	—	15,677	892,178

62	Foot Locker, Inc.

Executive Compensation

Pension Benefits

The following table provides the present value of the accumulated benefit payable to each of the NEOs and the years of service credited to each of them under the Retirement Plan, the Foot Locker Excess Cash Balance Plan (the “Excess Plan”), and the SERP determined using interest rate and mortality rate assumptions consistent with those used in our 2019 financial statements:

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Johnson	Retirement Plan	21	240,497	—
	Excess Plan	21	971,969
	SERP	17	2,636,394
			3,848,860
Peters	Retirement Plan	21	266,946	—
	Excess Plan	21	495,369
	SERP	18	1,612,371
			2,374,686
Jacobs	Retirement Plan	20	236,670	—
	Excess Plan	20	568,076
	SERP	11	1,367,223
			2,171,969
Kimble	Retirement Plan	40	881,708	—
	Excess Plan	40	975,675
	SERP	10	856,904
			2,714,287
Verma	Retirement Plan	3	30,600	—
	Excess Plan	3	56,216
	SERP	5	250,847
			337,663

Notes to Pension Benefits Table

(1)	In general, the present value of accumulated benefits was determined using the same measurement date (February 1, 2020) and assumptions used for financial reporting purposes. Expected retirement age for the Retirement Plan and the Excess Plan is equal to normal retirement age as defined by the plans. For the SERP, the age at which participants become eligible for retirement under the plan is used as the expected retirement age. The following key assumptions were used in calculating the values in the table above:

●	ASC 715 discount rate of 2.9% for the Retirement Plan and ASC 715 discount rate of 2.5% for the Excess Plan and the SERP;

●	Retirement age is assumed to be 65 for the Retirement Plan and the Excess Plan; for the SERP, the retirement age is assumed to be when age plus years of service equals 65 for participants in the plan on May 26, 2011 and, for participants in the SERP after this date, when the participant reaches age 55 with 10 years of service; and

●	Form of payment for the Retirement Plan and the Excess Plan is a lump sum and form of payment for the SERP is 12 quarterly installments.

The years of service for the SERP reflect the number of years that the executive has been approved by the Compensation Committee as a participant in that plan.

2020 Proxy Statement	63

Executive Compensation

Defined Benefit Retirement Plans

Foot Locker Retirement Plan

The Retirement Plan is a defined benefit plan with a cash balance formula wherein each participant has an account, for record keeping purposes only, which covers eligible employees of the Company and substantially all of its U.S. subsidiaries who were at least 21 years old with one year of service before the Retirement Plan was frozen on December 31, 2019. Plan participants become fully vested in their benefits under this plan generally upon completion of three years of service or upon reaching normal retirement age (age 65) while actively employed.

The Retirement Plan was frozen as of December 31, 2019, for new participants (including rehires), and for benefit accruals for participants with fewer than 11 years of benefit service.

Participants with 11 or more years of benefit service as of December 31, 2019 will continue to earn credits annually for a three-year transition period ending December 31, 2022 under the cash balance formula based upon a percentage of the participant’s W-2 Compensation, as defined in the Retirement Plan. After this three-year transition period, compensation credits will no longer accrue. This percentage is determined based on the participant’s years of service with the Company as of the beginning of each calendar year. The following table shows the percentages used to determine credits for each of the years of service indicated:

Years of Service	Percent of All W-2 Compensation (%)	+	Percent of W-2 Compensation Over $22,000 (%)
< 6	1.10		0.55
6–10	1.50		0.75
11–15	2.00		1.00
16–20	2.70		1.35
21–25	3.70		1.85
26–30	4.90		2.45
31–35	6.60		3.30
> 35	8.90		4.45

In addition, all existing balances in participants’ accounts as of December 31, 2019 earn interest at the fixed rate of 6%, which is credited annually.

At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is unmarried). The participant may elect to waive the annuity form of benefit and receive benefits under the plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Additional optional forms of payment are available to participants who were participating in the Retirement Plan as of December 31, 1995.

Foot Locker Excess Cash Balance Plan

The IRC limits annual retirement benefits that may be paid to, and the compensation that may be taken into account in calculating benefits for, any person under a qualified retirement plan, such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of the Retirement Plan, exceeds the limitations of the IRC, the Company has adopted the Excess Plan. The Excess Plan is an unfunded, non-qualified benefit plan, under which the individual is paid the difference between the IRC limitations and the retirement benefit to which they would otherwise be entitled under the Retirement Plan.

The Excess Cash Balance Plan was frozen as of December 31, 2019 for new participants (including rehires), and for benefit accruals for participants with fewer than 11 years of benefit service.

64	Foot Locker, Inc.

Executive Compensation

Participants with 11 or more years of benefit service as of December 31, 2019 will continue to earn credits annually for a three-year transition period ending December 31, 2022 under the cash balance formula based upon a percentage of the participant’s Form W-2 Compensation, as defined in the Retirement Plan. After this three-year transition period, compensation credits will no longer accrue. This percentage is determined based on the participant’s years of service with the Company as of the beginning of each calendar year. The table above shows the percentages used to determine credits for each of the years of service in the Excess Cash Balance Plan.

Early Retirement Eligibility

The Retirement Plan provides for a reduced benefit payment to a participant who retires after reaching early retirement age but prior to normal retirement age. Early retirement age is defined under the Retirement Plan and the Excess Plan as age 55 with at least 5 years of vesting service. All of the NEOs other than Mr. Verma are currently eligible for early retirement under these plans.

Foot Locker Supplemental Executive Retirement Plan

In addition, the SERP, which is an unfunded, non-qualified benefit plan, provides for payment by the Company of supplemental retirement, death, and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries who participate in this plan. The Compensation Committee sets an annual targeted incentive award under the SERP for each participant consisting of a percentage of salary and bonus based on the Company’s performance against the target. Achievement of the target causes an 8% credit to a participant’s account for that year. The applicable percentage for the year increases or decreases proportionately to the percentage of the Company’s performance in relation to the target, but may not be less than 4% or more than 12% in any year. Participants’ accounts accrue simple interest at the rate of 6% annually.

The NEOs and six other executive officers participate in the SERP. Participants in the SERP prior to May 26, 2011 are eligible to receive a benefit only if their age plus years of service at retirement equals at least 65. For persons who become participants in the SERP on or after this date, they would be eligible to receive a benefit only if they are at least age 55 at retirement with 10 years of service. Other than Mr. Verma, each of the NEOs participated in the SERP on May 26, 2011 and has age plus years of service totaling at least 65. Mr. Verma became a participant in the SERP upon his employment commencement date in August 2015 and he is not currently vested in the plan. The SERP was frozen for new participants (including rehires) after December 31, 2018, and for new benefit awards for plan years after December 31, 2022 (however, interest credit shall continue to accrue).

If a participant’s employment terminates due to death or disability, the participant (or the participant’s estate) would be entitled to payment of the participant’s SERP balance. A participant’s SERP benefit is paid in 12 quarterly installments following retirement, with the first two quarters payable no earlier than six months following retirement. Upon death or disability, a participant’s SERP benefit is paid in a lump sum. For participants in the plan prior to February 2, 2014, the SERP provides for the continuation of medical and dental insurance benefits if an executive meets the applicable age and service requirements when the participants’ employment terminates. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. The terminated executive would be required to pay the insurance premium applicable to actively employed senior executives, including any increases in the premiums, and the Company would pay the difference between the actual premium rate and the active employee rate.

2020 Proxy Statement	65

Executive Compensation

Potential Payments Upon Termination or Change in Control

The NEOs’ employment agreements and certain of the plans and programs that the NEOs participate in require the Company to pay compensation to the NEOs if their employment terminates under certain circumstances. Estimates of the compensation, benefits, and vesting of equity grants that may be payable to the NEOs upon termination of employment or change in control, including amounts already vested, are included in the tables below. These estimates reflect that no LTIP payouts were earned for the 2017-18 performance measurement period. The information in the tables assumes a termination date of February 1, 2020. At the close of trading on February 1, 2020, our stock price was $37.97 per share.

	Payments
Termination Event	Severance ($)		Time-Based RSUs, PBRSUs, and Options ($)		SERP ($)(1)	Excess Cash Balance Plan ($)(2)	Health Benefits ($)(3)	Life Insurance ($)(4)
Johnson
By Company w/o Cause	3,703,650	(5)	6,344,939	(6)	227,235	880,664	707,391	—
By Executive For Good Reason	3,703,650	(5)	6,344,939	(6)	227,235	880,664	707,391	—
Resignation	—		—		227,235	880,664	707,391	—
Change in Control(7)	6,925,000	(8)	8,071,928	(9)	227,235	880,664	707,391	—
Disability	—		8,071,928	(10)	2,726,823	880,664	707,391	—
Death	—		8,071,928	(10)	2,726,823	880,664	—	1,150,000
Retirement	—		3,589,304	(11)	227,235	880,664	707,391	—
Cause	—		—		—	880,664	—	—
Peters
By Company w/o Cause	1,050,000	(12)	—		138,973	400,093	859,089	—
By Executive for Good Reason	1,050,000	(12)	—	(13)	138,973	400,093	859,089	—
Resignation	—		—		138,973	400,093	859,089	—
Change in Control(7)	2,450,000	(8)	2,161,290	(9)	138,973	400,093	859,089	—
Disability	—		2,161,290	(10)	1,667,675	400,093	859,089	—
Death	—		2,161,290	(10)	1,667,675	400,093	—	700,000
Retirement	—		811,039	(11)	138,973	400,093	859,089	—
Cause	—		—		—	400,093	—	—
Jacobs
By Company w/o Cause	1,312,500	(12)	—		117,843	433,911	1,012,671	—
By Executive for Good Reason	1,312,500	(12)	—	(13)	117,843	433,911	1,012,671	—
Resignation	—		—		117,843	433,911	1,012,671	—
Change in Control(7)	3,500,000	(8)	2,849,231	(9)	117,843	433,911	1,012,671	—
Disability	—		2,849,231	(10)	1,414,119	433,911	1,012,671	—
Death	—		2,849,231	(10)	1,414,119	433,911	—	875,000
Retirement	—		1,019,191	(11)	117,843	433,911	1,012,671
Cause	—		—		—	433,911	—	—
Kimble
By Company w/o Cause	975,000	(12)	—		73,858	878,952	707,391	—
By Executive for Good Reason	975,000	(12)	—	(13)	73,858	878,952	707,391	—
Resignation	—		—		73,858	878,952	707,391	—
Change in Control(7)	2,275,000	(8)	1,535,735	(9)	73,858	878,952	707,391	—
Disability	—		1,535,735	(10)	886,297	878,952	707,391	—
Death	—		1,535,735	(10)	886,297	878,952	—	650,000
Retirement	—		579,916	(11)	73,858	878,952	707,391	—
Cause	—		—		—	878,952	—	—
Verma
By Company w/o Cause	937,500	(12)	—		—	27,439	—	—
By Executive for Good Reason	937,500	(12)	—	(13)	—	27,439	—	—
Resignation	—		—		—	27,439	—	—
Change in Control(7)	2,187,500	(8)	2,895,972	(9)	—	27,439	—	—
Disability	—		2,895,972	(10)	234,589	27,439	—	—
Death	—		2,895,972	(10)	234,589	27,439	—	625,000
Cause	—		—		—	27,439	—	—

66	Foot Locker, Inc.

Executive Compensation

(1)	This amount is the total benefit payable under the SERP (other than health benefits reported in the “Health Benefits” column). Upon termination other than due to disability or death, the payments would be made quarterly over a three-year period with the first two quarterly payments made on the first day of the calendar quarter that occurs six months following the executive’s termination date, and the remaining payments made quarterly during the remainder of the three-year period. Upon termination due to disability or death, payments would be made in lump sum following the disability or death.

(2)	Benefit payable as of February 1, 2020 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(3)	The amount shown represents the actuarial present value of all future expected post-termination medical and dental insurance benefits under the SERP and the employment agreements. The benefits provided, and premiums (including any subsequent increases) required to be paid by the executive, would be substantially the same for active employees. The benefit amount assumes the executive does not qualify for disability benefits or other benefits under Medicare.

(4)	Senior executive life insurance is payable following death in a lump sum to the executive’s beneficiary.

(5)	This severance amount includes the following items provided for under Mr. Johnson’s employment agreement:

Salary continuation for 24 months. Payment of the first twelve months of salary continuation would be made in a lump sum within 10 days following the six-month anniversary of termination, and the remaining payments would then be made on a monthly basis beginning on the twelve-month anniversary of termination ($2,300,000).

Annual Bonus for Year of Termination. For the fiscal year in which termination occurs, payment of the annual bonus that would have otherwise been earned if such termination had not occurred, pro rated as of the Termination Date, to be paid at the same time as other annual bonuses for the fiscal year in which the termination occurs ($1,378,650).

Outplacement. The approximate cost of one year of outplacement services ($25,000).

(6)	Pro Rata Payment of any Unearned LTIP and AFG Awards. Pursuant to Mr. Johnson’s employment agreement, with respect to any non-completed performance period during which termination occurs, payment of any LTIP and AFG awards that would have otherwise been earned if such termination had not occurred, as pro rated through the termination date. The amount shown includes the sum of the value of the PBRSUs that the executive would have been entitled to receive under the (A) LTIP based on the pro rated target level achievement of the performance goals for the 2019-20 performance measurement period (31,706 PBRSUs); and (B) AFG based on the pro rated target level achievement of the performance goals for the 2018-20 performance measurement period (72,574 PBRSUs). The PBRSUs would become immediately vested and payable. The PBRSUs were valued at $37.97.

Payment of any Earned and Unvested LTIP Award and Vesting of Stock Options. Pursuant to Mr. Johnson’s employment agreement, with respect to any completed performance period during which termination occurs, payment of any LTIP award that is earned and unvested as of the termination date. The amount shown includes the LTIP based on the actual level achievement of the performance goals for the 2018-19 performance measurement period 62,824 PBRSUs) as well as the intrinsic value on February 1, 2020 of 302,129 stock options that would vest.

(7)	This covers termination by the Company without Cause or by the executive for Good Reason during the two-year period following a Change in Control (each as defined in the executive’s employment agreement). If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the IRC, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject the executive to the excise tax, as long as the reduced amount would result in a greater benefit to the executive compared to the unreduced amount on a net after-tax basis.

(8)	The severance amount equals two times the sum of the executive’s annual salary plus annual bonus at target under the Annual Incentive Plan or other annual incentive plan applicable to the executive. With respect to Mr. Johnson, it also includes the approximate cost of one year of outplacement services ($25,000).

(9)	The amount shown represents the sum of the (A) value of the time-based RSUs that would vest; (B) value of the PBRSUs that the executive would have been entitled to receive under the LTIP based on the pro rated target level achievement of the performance goals for the 2019-20 performance measurement period and the actual level achievement of the performance goals for the 2018-19 performance measurement period; (C) value of the PBRSUs that the executive would have been entitled to receive under the AFG based on the pro rated target level achievement of the performance goals for the 2018-20 performance measurement period; and (D) intrinsic value on February 1, 2020 of the stock options that would vest. The RSUs would become immediately vested and payable. The time-based RSUs and PBRSUs were valued at $37.97.

	Time-Based RSUs (#)	LTIP PBRSUs (#)	AFG PBRSUs (#)	Stock Options (#)
Johnson	45,483	94,530	72,574	302,129
Peters	24,675	21,360	10,886	66,884
Jacobs	31,869	26,842	16,328	74,158
Kimble	14,287	15,273	10,886	60,196
Verma	54,705	13,401	8,164	41,136

2020 Proxy Statement	67

Executive Compensation

(10)	The amount shown represents the sum of the (A) value of the time-based RSUs, some or all of which may be accelerated by the Compensation Committee; (B) value of the PBRSUs that the executive would have been entitled to receive under the LTIP based on the target level achievement of the performance goals for the 2019-20 performance period, pro rated to the termination date and the actual level achievement of the performance goals for the 2018-19 performance measurement period; (C) value of the PBRSUs that the executive would have been entitled to receive under the AFG based on the target level achievement of the performance goals for the 2018-20 performance period, pro rated to the termination date; and (D) intrinsic value on February 1, 2020 of the stock options that would vest. The PBRSUs would be paid out at the same time as the payouts are made to the other participants in the plan for this performance period in 2021. The time-based RSUs and PBRSUs were valued at $37.97. The actual value of the time-based RSUs to the executive would depend upon the Company’s stock price on the payout date in 2022.

	Time-Based RSUs (#)	LTIP PBRSUs (#)	AFG PBRSUs (#)	Stock Options (#)
Johnson	45,483	94,530	72,574	100,709
Peters	24,675	21,360	10,886	22,295
Jacobs	31,869	26,842	16,328	24,720
Kimble	14,287	15,273	10,886	20,065
Verma	54,705	13,401	8,164	13,712

(11)	The amount shown represents the sum of the (A) value of the PBRSUs that the executive would have been entitled to receive under the LTIP based on the target level achievement of the performance goals for the 2019-20 performance period, pro rated to the termination date and the actual level achievement of the performance goals for the 2018-19 performance measurement period; and (B) intrinsic value on February 1, 2020 of the stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan in 2022. The PBRSUs were valued at $37.97. The actual value of the PBRSUs to the executive would depend upon the Company’s stock price on the payout date in 2022.

	LTIP PBRSUs (#)	Stock Options (#)
Johnson	94,530	100,709
Peters	21,360	22,295
Jacobs	26,842	24,720
Kimble	15,273	20,065
Verma	13,401	13,712

(12)	The severance amount equals one-and-a-half times the executive’s annual salary, payable in lump sum within 10 days of the six-month anniversary of the termination date.

(13)	The amount shown represents the intrinsic value on February 1, 2020 of the stock options that would vest.

Stock Options (#)
Peters	22,295
Jacobs	24,720
Kimble	20,065
Verma	13,712

68	Foot Locker, Inc.

Executive Compensation

CEO Pay Ratio

The following information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use different assumptions, adjustments, exclusions, or estimates in calculating their CEO pay ratio. Accordingly, CEO pay ratio disclosures may involve a degree of imprecision and may be inconsistent in methodology among different companies. Therefore, the CEO pay ratio disclosed by other companies may not be comparable to the Company’s CEO pay ratio as disclosed below. Using the methodology described below, our CEO pay ratio based on fiscal year 2019 compensation is approximately 1,013:1.

It is no longer appropriate for us to use the median employee we identified as of December 31, 2017 as the median employee because of a change in the original median employee’s circumstances that we reasonably believe would result in a significant change in our pay ratio disclosure, so we have identified another employee whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee. We identified our median employee and calculated our CEO pay ratio as follows:

●	We identified the median employee using our employee population (excluding employees in four countries, as further described below) as of the final day of our payroll year, December 31, 2019.

●	We utilized a consistently applied compensation measure (“CACM”) across our global employee population to calculate the median employee compensation. For our CACM, we used base salary derived from our payroll records. Our employees receive a base salary, calculated on an hourly, weekly, monthly, or annual basis. As a result, base salary provides an accurate depiction of earnings for the purpose of identifying our median employee. Because we do not offer short-term incentive awards or widely distribute equity or other long-term incentive awards to our employees, such awards were excluded from our CACM. Given our workforce and the high turnover rates inherent in the retail industry, our methodology included annualizing the compensation for all permanent employees (full-time and part-time) who did not work a full calendar year to properly reflect their compensation levels. For non-salaried employees, references to “base salary” refer to the product of their hourly wage rate and the average weekly hours they worked. We did not perform any full-time equivalency adjustments or annualize the compensation for temporary or seasonal positions. We did not make any other assumptions, adjustments, exclusions, or estimates with respect to base salary. We also did not make any cost-of-living adjustments or use any statistical sampling.

●	We excluded certain employees under the de minimis exception permitted under the SEC rules. In total, our workforce consisted of 52,267 global full-time, part-time, temporary, and seasonal employees located across 27 countries. As part of our methodology, and in compliance with the pay ratio rule, we excluded all employees in four countries, totaling 136 employees (less than 1% of our total workforce). Employees in the following countries were excluded: Hungary (18 employees), Greece (48 employees), Poland (47 employees), and Turkey (23 employees). As a result, our pay ratio includes 52,131 of our 52,267 employees.

●	After identifying the median employee, we calculated this employee’s total annual compensation in the same manner as the Chief Executive Officer’s compensation, which is described in the Summary Compensation Table on pages 52 through 54.

We are a global retailer and approximately 70% of our employees are part-time employees. Our median employee is a part-time sales associate who worked an average of 17 hours per week in one of our stores in Florida, and whose annual compensation was $9,112 in fiscal year 2019. Our Chief Executive Officer’s compensation during the same time period was $9,229,354, including $7,149 for a health care benefit under a plan that is available generally to all salaried employees, which is not required to be reported as compensation for our Chief Executive Officer in the Summary Compensation Table, as disclosed on pages 52 through 54, under the SEC rules. See page 28 for additional employee data.

2020 Proxy Statement	69

The following table provides information as of February 1, 2020 for compensation plans under which equity securities may be issued:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity Compensation Plans Approved by Security Holders	2,881,000	54.21	9,856,114	(1)(2)
Equity Compensation Plans Not Approved by Security Holders	–	–	–
Total	2,881,000	54.21	9,856,114

Notes to Equity Compensation Plan Table

(1)	Includes 2,379,218 shares available for future issuance under the ESPP other than upon the exercise of options, warrants, or rights. Participating employees under the ESPP may contribute up to 10% of their annual compensation during a plan year to acquire shares of the Company’s Common Stock at 85% of the lower market price on one of two specified dates in each plan year. In no event may the number of shares purchased on behalf of any one participant in any plan year exceed the number determined by dividing $25,000 by the fair market value of a share on the grant date.

(2)	The Stock Incentive Plan currently is the only plan under which stock awards may be granted to directors, officers, and other employees of the Company. Payouts under the LTIP are made in shares of Common Stock and issued as Other Stock-Based Awards under the Stock Incentive Plan.

70	Foot Locker, Inc.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. The Audit Committee exercises sole authority to approve all audit engagement fees.

The Audit Committee ensures the regular rotation of the lead audit partner, as required by law. The Audit Committee is also involved in reviewing, evaluating, and selecting the new lead audit partner, based on their qualifications, when the previous lead audit partner is required to rotate off the audit engagement. In evaluating and selecting a lead audit partner, the Audit Committee provides selection criteria to KPMG LLP to which KPMG LLP responds with a roster of qualified candidates. Two members of the Audit Committee, along with the Committee Chair and the Lead Independent Director, interview the candidates. The Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer also interview the candidates. The Committee Chair and proposed lead audit partner meet in executive session. The Committee Chair then recommends his selection to the full Audit Committee for its consideration and approval.

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year. We are asking shareholders at this meeting to ratify this appointment of KPMG LLP for 2020. KPMG LLP has served as our independent registered public accounting firm since 1995. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of KPMG LLP to our shareholders for ratification because we value our shareholders’ views regarding this appointment and because we view it as a good corporate governance practice. In the event that shareholders fail to ratify this appointment, it will be considered a recommendation to the Board and the Audit Committee to consider selecting a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP will be present at the 2020 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

2020 Proxy Statement	71

Proposal 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm

Audit and Non-Audit Fees

The following table shows the fees we paid to KPMG LLP for the audit of the Company’s annual financial statements for 2018 and 2019, as well as the fees billed for other services KPMG LLP provided during these two fiscal years:

Category	2018 ($)	2019 ($)
Audit Fees(1)	4,378,000	4,776,000
Audit-Related Fees(2)	245,000	844,000
Tax Fees(3)	294,000	273,000
All Other Fees	–	–
Total	4,917,000	5,893,000

Notes to Audit and Non-Audit Fees Table

(1)	Audit fees consisted of professional services provided in connection with the audit of our annual financial statements, reviews of financial statements included in our Quarterly Reports on Form 10-Q, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans and the Foot Locker Foundation as well as due diligence related to certain investments.

(3)	Tax fees consisted principally of assistance with matters related to tax compliance.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has a policy that all audit and non-audit services to be provided by our independent accountants, including services for our subsidiaries and affiliates, are to be approved in advance by the Audit Committee, regardless of the estimated cost for providing such services. Between meetings of the Audit Committee, the Audit Committee has delegated this authority to the Audit Committee Chair. In practice, these fees are normally approved by the Audit Committee Chair and reviewed with the Audit Committee at a subsequent meeting. Management reviews with the Audit Committee at regularly scheduled meetings the total amount and nature of the audit and non-audit services provided by the independent accountants, including services for our subsidiaries and affiliates, since the Audit Committee’s last meeting.

72	Foot Locker, Inc.

Proposal 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm

Audit Committee Report

In accordance with the charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company’s accounting policies and practices and financial reporting. The Audit Committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm. The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Audit Committee consists of five independent directors named below, as independence is defined under the NYSE rules. All of the Audit Committee members meet the expertise requirements under the NYSE rules.

The Audit Committee held nine meetings in 2019. At its meetings during 2019, the Audit Committee discussed with management, the Company’s independent registered public accounting firm (KPMG LLP), and the Company’s internal auditors the assessment of the Company’s internal control over financial reporting. The Audit Committee also discussed with KPMG LLP its attestation report and opinion on the Company’s internal control over financial reporting contained in the 2019 Annual Report on Form 10-K. The Audit Committee regularly meets privately with KPMG LLP, the internal auditors, and the Director of Internal Controls during the year.

The Audit Committee reviewed and discussed with management and KPMG LLP the audited financial statements for the 2019 fiscal year, which ended February 1, 2020. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board (the “PCAOB”) and SEC standards. The Audit Committee, both with and without management present, discussed and reviewed the results of KPMG LLP’s examination of the financial statements and the overall quality of the Company’s financial reporting.

The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications. In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considered, among other things:

●	historical and recent performance of the current independent audit firm;

●	an analysis of known significant legal or regulatory proceedings related to the firm;

●	external data on audit quality and performance, including PCAOB reports;

●	industry experience;

●	audit fee revenues;

●	firm capabilities and audit approach; and

●	the independence, tenure, and partner rotation of the audit firm.

The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm. The Audit Committee obtained from KPMG LLP the written disclosures and the letter required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence and any relationships that may affect its objectivity. The Audit Committee also considered whether the non-audit services provided by KPMG LLP to the Company are compatible with maintaining KPMG LLP’s independence. The Audit Committee has satisfied itself that KPMG LLP is independent.

As a result of this evaluation, the Audit Committee approved the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2021, subject to shareholder ratification.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2019 Annual Report on Form 10-K.

Members of the Audit Committee

* Ms. Nicosia joined the Audit Committee effective February 2, 2020.

2020 Proxy Statement	73

Directors and Executive Officers

The table below shows the number of shares of Common Stock reported to us as beneficially owned by each of our directors and NEOs as of March 23, 2020, and by all directors, NEOs, and executive officers as a group as of that date, including shares of Common Stock that they have a right to acquire within 60 days after March 23, 2020 by the exercise of stock options.

Mr. Johnson beneficially owned 1.1% of the total number of outstanding shares of Common Stock as of March 23, 2020. No other director or NEO beneficially owned 1% or more of the total number of outstanding shares as of March 23, 2020. Each person has sole voting and investment power for the number of shares shown unless otherwise noted.

Name	Common Stock Beneficially Owned Excluding Stock Options (#)(a)	Stock Options Exercisable Within 60 Days After 3/23/20 (#)	DSUs (#)(b)	Total (#)
Maxine Clark	16,374	—	1,292	17,666
Alan D. Feldman	68,722	—	30,577	99,299
Stephen D. “Jake” Jacobs	78,482	136,639	—	215,121
Richard A. Johnson	315,554	840,491	—	1,156,045
Lewis P. Kimble	43,654	113,904	—	157,558
Guillermo G. Marmol	36,225	—	1,292	37,517
Matthew M. McKenna	28,862	—	1,292	30,154
Darlene Nicosia	—	—	—	—
Steven Oakland	14,219	—	2,931	17,150
Ulice Payne, Jr.	6,961	—	1,292	8,253
Lauren B. Peters	143,243	270,947	—	414,190
Cheryl Nido Turpin	51,165	—	48,215	99,380
Kimberly Underhill	7,260	—	1,292	8,552
Pawan Verma	70,892	52,989	—	123,881
Tristan Walker	—	—	—	—
Dona D. Young	45,751	—	68,376	114,127
All 23 directors and executive officers as a group, including the NEOs	1,101,393	1,724,828	156,559	2,982,780	(1)

74	Foot Locker, Inc.

Beneficial Ownership of the Company’s Stock

(a)	This column includes shares held in the Company’s 401(k) Plan and, where applicable, executives’ unvested time-based RSUs over which they have sole voting power but no investment power, as follows:

Name	Unvested RSUs (#)
Johnson	45,483
Peters	24,675
Jacobs	31,869
Kimble	14,287
Verma	54,705

(b)	This column includes the number of DSUs credited as of March 23, 2020 to the accounts of the directors who elected to defer all or part of their annual retainer fee. The DSUs do not have current voting or investment power.

(c)	This number represents approximately 2.9% of the shares of Common Stock outstanding at the close of business on March 23, 2020.

Persons Owning More Than Five-Percent of the Company’s Common Stock

The table below provides information on shareholders who beneficially owned more than 5% of our Common Stock as of December 31, 2019 according to reports filed with the SEC. To the best of our knowledge, there are no other shareholders who beneficially own more than 5% of a class of the Company’s voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percent of Class
BlackRock, Inc.	10,468,430	(a)	10.0%	(a)
55 East 52nd Street New York, New York 10055
The Vanguard Group, Inc.	9,878,738	(b)	9.44%	(b)
100 Vanguard Boulevard Malvern, Pennsylvania 19355
LSV Asset Management	5,360,707	(c)	5.13%	(c)
155 North Wacker Drive, Suite 4600 Chicago, Illinois 60606

(a)	Reflects shares beneficially owned as of December 31, 2019 according to Amendment No. 11 to Schedule 13G filed with the SEC. As reported in this schedule, BlackRock, Inc., a parent holding company, holds sole voting power with respect to 9,863,481 shares and sole dispositive power with respect to 10,468,430 shares.

(b)	Reflects shares beneficially owned as of December 31, 2019 according to Amendment No. 9 to Schedule 13G filed with the SEC. As reported in this schedule, The Vanguard Group, an investment adviser, holds sole voting power with respect to 58,356 shares, sole dispositive power with respect to 9,814,054 shares, and shared dispositive power with respect to 64,684 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 41,236 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 39,033 shares as a result of its serving as investment manager of Australian investment offerings.

(c)	Reflects shares beneficially owned as of December 31, 2019 according to Schedule 13G filed with the SEC. As reported in this schedule, LSV Asset Management holds sole voting power with respect to 3,386,454 shares and sole dispositive power with respect to 5,360,707 shares.

2020 Proxy Statement	75

Proposals for Inclusion in our 2021 Proxy Materials

Under SEC Rule 14a-8, if a shareholder would like us to include a proposal in our proxy statement and form of proxy for the 2021 Annual Meeting, our Secretary must receive the proposal at our corporate headquarters at 330 West 34th Street, New York, New York 10001 no later than December 10, 2020 in order to be considered for inclusion in the 2021 proxy statement.

Director Nominations for Inclusion in our 2021 Proxy Materials (Proxy Access)

Under our proxy access by-law, a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least three years as of the date of the notice of nomination, may nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater (subject to certain limitations set forth in the By-Laws), provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. Our Secretary must receive the notice of a proxy access nomination for the 2021 Annual Meeting at our corporate headquarters at 330 West 34th Street, New York, New York 10001 no earlier than November 10, 2020 and no later than December 10, 2020. You should carefully review the requirements specified in the Company’s By-Laws, which are available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may also obtain a printed copy of the By-Laws by writing to the Secretary at the Company’s headquarters.

Other Proposals or Nominations for the 2021 Annual Meeting

For any shareholder proposal that is not submitted under SEC Rule 14a-8, and any nomination of directors not submitted pursuant to our proxy access by-law provision, our By-Laws describe the procedures that must be followed. Under these procedures, we must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s annual meeting. For the 2021 Annual Meeting, we must receive this notice no earlier than January 20, 2021 and no later than February 19, 2021, assuming that our 2021 Annual Meeting is held on schedule. However, if we hold the 2021 Annual Meeting on a date that is not within 25 days before or after the first anniversary of the prior year’s annual meeting, then we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly. Proposals for nomination for directors and other items of business should be addressed to the Secretary, 330 West 34th Street, New York, New York 10001 and must contain the information specified in the Company’s By-Laws, which are available on the corporate governance section of our corporate website at footlocker.com/corp or from the Secretary.

By Order of the Board of Directors

SHEILAGH M. CLARKE

Senior Vice President, General Counsel and Secretary

April 9, 2020

76	Foot Locker, Inc.

Q:	May I obtain an additional copy of the 2019 Annual Report on Form 10-K?

A:	You may obtain an additional copy of our 2019 Annual Report on Form 10-K without charge by writing to our Investor Relations Department at Foot Locker, Inc., 330 West 34th Street, New York, New York 10001. It is also available free of charge through our corporate website at footlocker.com/corp.

Q:	What constitutes a quorum for the 2020 Annual Meeting?

A:	We will have a quorum and will be able to conduct the business of the 2020 Annual Meeting if the holders of a majority of the shares outstanding and entitled to vote are present at the meeting, either in person or by proxy. We will count abstentions and broker non-votes, if any, as present and entitled to vote in determining whether we have a quorum.

Q:	Who may vote at the 2020 Annual Meeting?

A:	Only shareholders of record on the books of the Company as of March 23, 2020 (the record date) are entitled to vote at the 2020 Annual Meeting and any adjournments or postponements of the meeting on the items of business described in this proxy statement. There were 104,191,210 shares of Common Stock outstanding as of March 23, 2020. Each share of Common Stock is entitled to one vote.

Q:	Can I vote shares held in employee plans?

A:	If you hold shares of the Company’s Common Stock through the Foot Locker 401(k) Plan or the Foot Locker Puerto Rico 1165(e) Plan, your proxy card includes the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for these shares for the plan trustee to vote the shares. The trustee will vote only those shares for which voting instructions have been given. To allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by 11:59 p.m. EDT on May 17, 2020.

Q:	Could matters be voted on at the 2020 Annual Meeting other than the proposals on page 1?

A:	We do not know of any other business that will be presented at the 2020 Annual Meeting. If any other matters are properly brought before the meeting for consideration, then the persons named as proxies will have the discretion to vote on those matters for you using their best judgment.

Q:	What happens if I do not vote my shares?

A:	This depends on how you hold your shares and the type of proposal. If you hold your shares in “street name,” such as through a bank or brokerage account, it is important that you cast your vote if you want it to count for Proposals 1 and 2. If you do not instruct your bank or broker regarding how to vote your shares, no votes will be cast on your behalf on Proposals 1 and 2 because the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your bank or broker will have discretion to vote any uninstructed shares on Proposal 3.

If you are a “shareholder of record,” meaning your stock ownership is reflected directly on the books and records of the Company’s transfer agent, or if you hold your shares through the Foot Locker 401(k) Plan or Foot Locker Puerto Rico 1165(e) Plan, no votes will be cast on your behalf on any of the proposals if you do not cast your vote.

2020 Proxy Statement	77

Questions and Answers about the Annual Meeting and Voting

Q:	How will the votes be counted?

A:	Votes will be counted and certified by an independent inspector of election.

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast.

Q:	Can I change my mind after voting my shares?

A:	Yes, you may revoke your proxy at any time before it is used by:

●       sending a written notice to the Secretary at the Company’s corporate headquarters,

●       delivering a valid proxy card with a later date,

●       providing a later-dated vote by telephone, internet or app, or

●       voting by ballot at the 2020 Annual Meeting.

Q:	Will my vote be confidential?

A:	Yes, we maintain the confidentiality of our shareholders’ votes. All proxy cards, electronic voting, voting instructions, ballots, and voting tabulations identifying shareholders are kept confidential from the Company, except:

●       as necessary to satisfy any applicable legal requirements,

●       when a shareholder requests disclosure or writes a comment on a proxy card,

●       in a contested proxy solicitation, and

●       to allow independent inspectors of election to tabulate and certify the vote.

Q:	Do I need an admission ticket or proof of share ownership to attend the 2020 Annual Meeting?

A:	Yes, attendance at the meeting will be limited to shareholders as of March 23, 2020 (or their authorized representatives) having an admission ticket or proof of their share ownership, and guests of the Company. If you plan to attend the meeting, please indicate this when you vote, and we will promptly mail an admission ticket to you.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a brokerage account statement, to the Secretary at Foot Locker, Inc., 330 West 34th Street, New York, New York 10001. If you do not have an admission ticket, you must show proof of your ownership of the Company’s Common Stock at the registration table at the 2020 Annual Meeting.

We are monitoring the developments related to the impact of COVID-19 (Coronavirus) on a daily basis. We intend to hold our 2020 Annual Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 pandemic. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in this Proxy Statement) or may decide to hold our 2020 Annual Meeting in a different location or partly or solely by means of virtual communications, if permitted by applicable law. If we decide to modify the structure of our annual meeting, we will announce the decision to do so in advance, and details on how to participate will be issued by press release (which will be filed with the SEC) and available at footlocker.com/corp and proxyvote.com. Please retain the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials as you will need this number should we determine to allow for virtual attendance and you elect to participate. If we hold the 2020 Annual Meeting virtually, all shareholders will be afforded the same rights they would have had at a physical meeting, and our current intention would be to then revert to a physical meeting in 2021. We also encourage all shareholders to continue to review guidance from public health authorities as the time for our annual meeting approaches.

78	Foot Locker, Inc.

Questions and Answers about the Annual Meeting and Voting

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay for the cost of the solicitation of proxies, including the preparation, printing, and mailing of the proxy materials.

Proxies may be solicited, without additional compensation, by our directors, officers, or employees by mail, telephone, facsimile, in person, or otherwise. We will request banks, brokers, and other custodians, nominees, and fiduciaries to deliver proxy materials to the beneficial owners of the Company’s Common Stock and obtain their voting instructions, and we will reimburse those firms for their expenses under both SEC and NYSE rules. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $15,000 plus out-of-pocket expenses.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

A:	We are furnishing proxy materials to our shareholders primarily over the internet under the SEC’s notice and access rules instead of mailing full sets of the printed materials. We believe that this procedure reduces costs, provides greater flexibility to our shareholders, and lessens the environmental impact of our 2020 Annual Meeting. On or about April 9, 2020, we started mailing a Notice of Internet Availability of Proxy Materials (the “Foot Locker Notice”) to most of our shareholders in the United States. The Foot Locker Notice contains instructions on how to access and read our 2020 Proxy Statement and our 2019 Annual Report on Form 10-K on the internet and to vote online. If you received a Foot Locker Notice by mail, you will not receive paper copies of the proxy materials in the mail, unless you request them. If you received a Foot Locker Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Foot Locker Notice for requesting the materials, and we will promptly mail the materials to you.

We are mailing to shareholders, or making available to shareholders via the internet, this proxy statement, form of proxy card, and our 2019 Annual Report on Form 10-K on or about April 9, 2020.

Q:	What is “householding” and how does it affect me?

A:	The Company has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of shareholders instead of delivering a set to each shareholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Shareholders who receive the Foot Locker Notice will receive instructions on submitting their proxy cards/voting instruction form via the internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

2020 Proxy Statement	79

Intentionally Left Blank

80	Foot Locker, Inc.

Drive Productivity
Leverage the Power of our People

FOOT LOCKER, INC.

**YOUR VOTE IS IMPORTANT**
**PLEASE VOTE YOUR PROXY**

Thank you for being a shareholder and for your trust in Foot Locker, Inc.

MIX
Paper from responsible sources
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FOOT LOCKER, INC. 330 WEST 34TH STREET NEW YORK, NY 10001

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOOT LOCKER, INC.

A	Proposals - The Board of Directors recommends a vote FOR EACH NOMINEE for Director in Proposal 1.

1.	Election of Eleven Directors to Serve for One-Year Terms.

	Nominees:		For	Against	Abstain

	1a.	Maxine Clark	☐	☐	☐

	1b.	Alan D. Feldman	☐	☐	☐

	1c.	Richard A. Johnson	☐	☐	☐

	1d.	Guillermo G. Marmol	☐	☐	☐

	1e.	Matthew M. McKenna	☐	☐	☐

	1f.	Darlene Nicosia	☐	☐	☐

	1g.	Steven Oakland	☐	☐	☐

	1h.	Ulice Payne, Jr.	☐	☐	☐

	1i.	Kimberly Underhill	☐	☐	☐

	1j.	Tristan Walker	☐	☐	☐

	1k.	Dona D. Young	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

FOOT LOCKER, INC. Annual Meeting of Shareholders May 20, 2020 at 9:00 A.M. Eastern Daylight Time
This proxy is solicited by the Board of Directors of Foot Locker, Inc.

Sheilagh M. Clarke, John A. Maurer, and Lauren B. Peters, or any of them, each with the power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Foot Locker, Inc., to be held on May 20, 2020, at 9:00 A.M., local time, at NYC33, 125 West 33rd Street, New York, New York 10001, and at any adjournment or postponement thereof, upon the matters set forth in Foot Locker, Inc.’s Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE THE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY TELEPHONE OR INTERNET. YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

EMPLOYEE PLANS
IF YOU ARE A PARTICIPANT IN THE FOOT LOCKER 401(k) PLAN OR THE FOOT LOCKER PUERTO RICO 1165(e) PLAN, BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR INTERNET), YOU WILL AUTHORIZE THE PLAN TRUSTEES TO VOTE THOSE SHARES ALLOCATED TO YOUR ACCOUNT AS YOU HAVE DIRECTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTING INSTRUCTIONS

As the record holder for your shares, we will vote your shares based on your instructions.

Please provide us with your voting instructions before the meeting. If you do not provide us with your voting instructions, we may vote your shares at our discretion on those proposals we are permitted to vote on by New York Stock Exchange rules.

If you sign and return this form, we will vote any unmarked items based on the board’s recommendations.

If your securities are held by a bank, your securities cannot be voted without your specific instructions.

FOOT LOCKER, INC.

THIS IS A VOTING INSTRUCTION FORM.
You are receiving this voting instruction form because you hold shares in the above Security. You have the right to vote on proposals being presented at the upcoming Annual Meeting to be held on 05/20/20 at 09:00 A.M. EDT

Make your vote count.

Vote must be received by 05/19/2020 to be counted.

Visit www.ProxyVote.com	Call 1-800-454-8683	Return this form in the enclosed postage-paid envelope.	Vote in person the day of the meeting.

Scan to view materials and vote via smartphone.

Voting on www.ProxyVote.com is easy and fast!
Go to www.ProxyVote.com, enter the
control number above and vote!

The following proxy material for the meeting are available at www.ProxyVote.com:

The Notice & Proxy Statement, Annual Report/Form 10-K

X

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. PLEASE USE BLUE OR BLACK INK AND RETURN ONLY THE BOTTOM PORTION.

FOOT LOCKER, INC.

The Board recommends you vote FOR the following director nominee(s):1A through 1K		For	Against	Abstain
1A.	Election of Director to Serve for One-Year Term: Maxine Clark	☐	☐	☐
1B.	Election of Director to Serve for One-Year Term: Alan D. Feldman	☐	☐	☐
1C.	Election of Director to Serve for One-Year Term: Richard A. Johnson	☐	☐	☐
1D.	Election of Director to Serve for One-Year Term: Guillermo G. Marmol	☐	☐	☐
1E.	Election of Director to Serve for One-Year Term: Matthew M. McKenna	☐	☐	☐
1F.	Election of Director to Serve for One-Year Term: Darlene Nicosia	☐	☐	☐
1G.	Election of Director to Serve for One-Year Term: Steven Oakland	☐	☐	☐
1H.	Election of Director to Serve for One-Year Term: Ulice Payne, Jr.	☐	☐	☐
1I.	Election of Director to Serve for One-Year Term: Kimberly Underhill	☐	☐	☐
1J.	Election of Director to Serve for One-Year Term: Tristan Walker	☐	☐	☐
1K.	Election of Director to Serve for One-Year Term: Dona D. Young	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date
Please check this box if you plan to attend the Meeting and vote these shares in person.	☐

The Board recommends you vote FOR the following proposal(s):2 and 3		For	Against	Abstain
2.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐
3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

*NOTE* Such other business as may properly come before the meeting or any adjournment thereof.